SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

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Southern California Gas Company

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SOUTHERN CALIFORNIA GAS COMPANY

NOTICE OF

ANNUAL SHAREHOLDERS MEETING

The Southern California Gas Company (SoCalGas or the company) Annual Shareholders Meeting will be held on May 21, 2020, at 10:00 a.m., local time, at 488 8th Avenue, San Diego, California. SoCalGas is an indirect subsidiary of Sempra Energy.

The 2020 Annual Shareholders Meeting will be held for the following purposes:

(1) To elect directors.

(2) To obtain advisory approval of our executive compensation.

(3) To transact any other business that may properly come before the meeting.

The Annual Shareholders Meeting is a business-only meeting. It will not include any presentations by management and the company does not encourage shareholder attendance, especially in light of the public health impact of the COVID-19 pandemic. Due to these public health concerns and to help protect the health and well-being of our shareholders, employees and other stakeholders, the company may establish additional rules or restrictions for the meeting if any shareholders decide to attend. Any such rules or restrictions would be based on guidelines and orders from health agencies and governmental authorities and the company’s judgment on how best to help protect the safety of its shareholders, employees and other stakeholders, taking into consideration the conditions at the time of the meeting. Additional information about the company is included in its Annual Report to Shareholders, which is being mailed to shareholders together with this Notice of Annual Shareholders Meeting and the accompanying Information Statement.

Shareholders of record at the close of business on March 25, 2020, are entitled to notice of and to vote at the Annual Shareholders Meeting and any adjournment or postponement thereof. In addition, only such shareholders are entitled to attend the Annual Shareholders Meeting and any adjournment or postponement thereof. Subject to any additional rules or restrictions that may be implemented for the meeting as described above, shareholders who own shares registered in their names will be admitted to the meeting upon verification of record share ownership. Shareholders who own shares through banks, brokers or other nominees must present proof of beneficial share ownership (such as the most recent account statement prior to March 25, 2020) to be admitted.

April R. Robinson

Corporate Secretary

Important Notice Regarding the Availability of Information Statement Materials for the

SoCalGas Annual Shareholders Meeting to be Held on May 21, 2020.

The Information Statement for the Annual Shareholders Meeting to be held on May 21, 2020 and the Annual Report to Shareholders are available on the Internet at

http://www.astproxyportal.com/ast/25974.

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Southern California Gas Company is providing this Information Statement to its shareholders in connection with its Annual Shareholders Meeting to be held on May 21, 2020, at 10:00 a.m., local time, at 488 8th Avenue, San Diego, California. The Notice of Annual Shareholders Meeting, this Information Statement and the 2019 Annual Report to Shareholders are being mailed to shareholders beginning on or about April 21, 2020.

THE COMPANY

Southern California Gas Company, which we refer to as SoCalGas or the company, is an indirect subsidiary of Sempra Energy. SoCalGas’ principal executive offices are located at The Gas Company Tower, 555 West Fifth Street, Los Angeles, California 90013. Its telephone number is (213) 244-1200.

Additional information about the company is included in the 2019 Annual Report to Shareholders jointly produced by Sempra Energy, SoCalGas and Sempra Energy’s other subsidiary with U.S. publicly traded securities, San Diego Gas & Electric Company (SDG&E), which is being mailed to shareholders together with this Information Statement. The Annual Report to Shareholders includes the company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the 2019 Form 10-K), which has been filed with the U.S. Securities and Exchange Commission (the SEC) jointly by Sempra Energy, SoCalGas and SDG&E. These documents, as well as other documents SoCalGas files with the SEC, also can be viewed online on the SEC’s website at www.sec.gov and are available on the Sempra Energy website at www.sempra.com under the “Investors” and “SEC Filings” tabs. The company will furnish a copy of its 2019 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any of its shareholders who so requests by writing to the company’s Corporate Secretary at 488 8th Avenue, San Diego, California 92101.

All website references in this Information Statement are inactive textual references, and the information on such websites does not constitute a part of this Information Statement.

OUTSTANDING SHARES AND VOTING RIGHTS

The SoCalGas Board of Directors has fixed March 25, 2020, as the record date for determining the shareholders of SoCalGas entitled to notice of and to vote at the SoCalGas 2020 Annual Shareholders Meeting and any adjournment or postponement thereof. On that date, SoCalGas’ outstanding shares consisted of 91,300,000 shares of common stock and 862,043 shares of preferred stock. All SoCalGas common stock and 50,970 shares of SoCalGas preferred stock are owned by Pacific Enterprises (PE), a wholly owned direct subsidiary of Sempra Energy.

In electing directors, each share is entitled to one vote for each of the four director positions and shareholders will be entitled to cumulate votes if any shareholder gives notice of an intention to do so at the meeting and prior to the voting. If that notice is given, all shareholders may cast all of their votes for any one director candidate whose name has been placed in nomination prior to the voting or distribute their votes among two or more such candidates in such proportions as they may determine. In voting on any other matters that may be considered at the Annual Shareholders Meeting and any adjournment or postponement thereof, each share is entitled to one vote. The company does not expect there to be any broker non-votes at the Annual Shareholders Meeting. However, if there are any broker non-votes, each will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be considered a vote cast with respect to the election of directors or any other proposal for which it occurs.

The shares of SoCalGas owned by PE and indirectly owned by Sempra Energy represent over 99% of SoCalGas’ outstanding shares and the number of votes entitled to be cast on the matters to be considered at the Annual Shareholders Meeting and any adjournment or postponement thereof. PE has advised SoCalGas that it intends to vote “FOR” each of the nominees for election to the SoCalGas Board of Directors and “FOR” the advisory approval of our executive compensation.

GOVERNANCE OF THE COMPANY

The business and affairs of SoCalGas are managed and all corporate powers are exercised under the direction of its Board of Directors in accordance with the California General Corporation Law and SoCalGas’ Restated Articles of Incorporation and Bylaws, as amended.

Board of Directors

Board Meetings; Annual Shareholders Meeting

During 2019, the Board of Directors of SoCalGas held 11 meetings and acted 13 times by unanimous written consent. With the exception of Martha B. Wyrsch, who retired from the Board of Directors on March 1, 2019, each director attended at least 75% of the meetings that occurred during 2019 when he or she was a director.

The Annual Shareholders Meeting is a business-only meeting without presentations by management. The company does not encourage attendance at the meeting by public shareholders, especially in light of the public health impact of the COVID-19 pandemic, as described in the Notice of Annual Shareholders Meeting that accompanies this Information Statement. The Board of Directors encourages all nominees standing for election as directors to attend the Annual Shareholders Meeting. All directors in office as of the 2019 Annual Shareholders Meeting attended that meeting. You may request directions to be able to attend the 2020 Annual Shareholders Meeting and vote in person by contacting the company’s Corporate Secretary at 488 8th Avenue, San Diego, California 92101.

Leadership Structure

J. Bret Lane, our Chief Executive Officer, serves as Chairman of our board and the board does not have an independent lead director. As a subsidiary of Sempra Energy, SoCalGas is not subject to stock exchange listing standards requiring independent directors and various board committees and, accordingly, has not established independence standards for its directors. All of the directors of the company are also officers of the company or Sempra Energy and, as a result, none qualifies as an independent director under the standards established by the New York Stock Exchange (NYSE) for boards of directors or committees thereof. The SoCalGas Board of Directors does not maintain any committees.

Nominees for election as directors are determined by the SoCalGas Board of Directors, and the board will not consider director candidates recommended by shareholders other than its direct and indirect parent companies. The board currently consists of J. Bret Lane, Chairman and Chief Executive Officer of SoCalGas, and three officers of Sempra Energy with varying professional and business expertise. The board has nominated the four current directors for re-election to the board at the Annual Shareholders Meeting. Although Sempra Energy and SoCalGas promote diversity in hiring employees and in the appointment of their officers, diversity is not further considered in selecting the individuals who serve as directors of SoCalGas.

Sempra Energy’s Board of Directors is composed of a substantial majority of independent directors under NYSE standards and maintains several standing committees, of which the Audit, Compensation and Corporate Governance Committees are composed entirely of independent directors. The Sempra Energy Board of Directors also has adopted a Code of Business Conduct and Ethics for Directors and Senior Officers that applies to all of the directors and officers of SoCalGas, and officers of SoCalGas also are subject to a Code of Business Conduct that applies to all employees of SoCalGas.

Board Role in Risk Oversight

Assessing and monitoring risks and risk management are among the functions of the SoCalGas Board of Directors. SoCalGas’ management, including the company’s Vice President and Chief Risk Officer, is responsible for identifying and moderating risk. Risk oversight at the management level is governed by the Enterprise Risk Management and Compliance Committee, which is composed of senior management and chaired by the Chief Operating Officer and is responsible for establishing enterprise risk management policies and practices across SoCalGas. Other management-level governing bodies also review and mitigate risk, including SoCalGas’ Energy Procurement Risk Management Committee, which is composed of members of senior management and chaired by the company’s Chief Financial Officer and is responsible for risk management within the company’s natural gas procurement department. The board fulfills its risk oversight function by, among other things, reviewing and overseeing the company’s strategic, financial and operating plans, receiving other direct reports from management and discussing major risk categories with management at least on an annual basis or as needed due to changes in risk profiles, receiving periodic updates from the Chief Risk Officer, and staying informed about developments in our industry. The board believes that its leadership structure, with SoCalGas’ Chief Executive Officer serving as Chairman, supports the board’s risk oversight function by facilitating the sharing of information about company risks from management to the board.

Review of Related Person Transactions

SEC rules require that SoCalGas disclose certain transactions involving more than $120,000 in which the company is a participant and any of its directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. The SoCalGas Board of Directors has adopted a written policy that requires the board to review and approve or ratify any such “related person transaction” that is required to be disclosed. When evaluating any such transaction, the board focuses on a variety of factors on a case-by-case basis, including the identity of the related party, the nature and terms of the transaction and the dollar amount involved. There were no transactions requiring such review during 2019 or 2020 through the date of mailing this Information Statement.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the SoCalGas Board of Directors or any individual director may do so by writing directly to the board or the individual director at the address of our principal executive offices.

Compensation of Directors

All of our directors are employees of SoCalGas or Sempra Energy and are not otherwise compensated for their service on the SoCalGas Board of Directors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Deloitte & Touche LLP, the independent registered public accounting firm for SoCalGas, are expected to attend the Annual Shareholders Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders. Deloitte & Touche LLP or its predecessors have continuously served as the independent public accounting firm for SoCalGas or its parent company since 1937. Deloitte & Touche LLP also serves as the independent registered public accounting firm for Sempra Energy and SDG&E.

The following table shows fees paid to Deloitte & Touche LLP for services provided to SoCalGas for 2019 and 2018 (in thousands of dollars).

	2019		2018
	Fees	% of Total	Fees	% of Total
Audit Fees
Financial Statements and Internal Controls Audit	$2,789		$2,782
Regulatory Filings and Related Services	45		101
Total Audit Fees	2,834	91%	2,883	92%
Audit-Related Fees
Employee Benefit Plan Audits	286		257
Other Audit-Related Services(1)	10		8
Total Audit-Related Fees	296	9%	265	8%
All Other Fees(2)	—	—	1	—
Total Fees	$3,130		$3,149

(1)	Other Audit-Related Services relate to control-related work for system implementations.

(2)	All Other Fees relate to training and conferences.

The Audit Committee of Sempra Energy’s Board of Directors (the Sempra Energy Audit Committee) is directly responsible for the appointment, compensation, retention and oversight (including the oversight of audit fee negotiations) of the independent registered public accounting firm for Sempra Energy and its subsidiaries, including SoCalGas. As a matter of good corporate governance, the SoCalGas Board of Directors also reviewed the performance of Deloitte & Touche LLP and concurred with the determination by the Sempra Energy Audit Committee to retain the firm as its independent registered public accounting firm for 2020. Sempra Energy’s Board of Directors has determined that each member of its Audit Committee is an independent director and is financially literate, and that Jack T. Taylor, who chairs the committee, is an audit committee financial expert as defined by the rules of the SEC.

Except where pre-approval is not required by SEC rules, the Sempra Energy Audit Committee pre-approves all audit, audit-related and permissible non-audit services provided by Deloitte & Touche LLP for Sempra Energy and its subsidiaries, including SoCalGas, which includes all services provided by Deloitte & Touche LLP to SoCalGas for 2019 and 2018. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services and give detailed guidance to management as to the services that are eligible for general pre-approval. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

AUDIT REPORT

The Board of Directors of SoCalGas has reviewed and discussed with the company’s management the audited financial statements of the company for the year ended December 31, 2019.

The Sempra Energy Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Sempra Energy Audit Committee also has received from Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Sempra Energy Audit Committee concerning Deloitte & Touche LLP’s independence, and the Sempra Energy Audit Committee has discussed Deloitte & Touche LLP’s independence with the firm.

Based on these considerations, the Board of Directors of SoCalGas directed that the audited financial statements of SoCalGas be included in its Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the U.S. Securities and Exchange Commission.

BOARD OF DIRECTORS

Randall L. Clark

J. Bret Lane

Lisa Larroque Alexander

Trevor I. Mihalik

SHARE OWNERSHIP

All of the outstanding shares of SoCalGas’ common stock are owned by PE and all of the outstanding shares of PE’s common stock are owned by Sempra Energy. None of the directors or officers of SoCalGas owns any shares of SoCalGas’ preferred stock, and SoCalGas is unaware of any person, other than PE, who beneficially owns more than 5% of its outstanding shares of preferred stock.

The following table shows the number of shares of Sempra Energy common stock beneficially owned on March 25, 2020, by each director of SoCalGas, by each executive officer of SoCalGas named in the executive compensation tables of this Information Statement (named executive officers), and by all current directors and current executive officers of SoCalGas as a group. The shares of common stock beneficially owned by our directors and executive officers as a group total less than 1% of Sempra Energy’s outstanding shares of common stock. In calculating these percentages, shares under the heading “Phantom Shares” are not included because these phantom shares cannot be voted and these shares either may only be settled for cash or cannot be settled for common stock within 60 days after March 25, 2020. In addition, in calculating these percentages we used the 292,435,571 shares of Sempra Energy common stock outstanding as of March 25, 2020.

Name	Current Beneficial Holdings (F)(G)	Shares Subject to Exercisable Options (H)	Total Without Phantom Shares	Phantom Shares (I)	Total Including Phantom Shares
David J. Barrett (A)	2,480	—	2,480	144	2,624
Maryam S. Brown (B)	—	—	—	85	85
P. Kevin Chase (C)	—	—	—	—	—
Jimmie I. Cho	12,382	—	12,382	19	12,401
Randall L. Clark	7,387	—	7,387	112	7,499
Mia L. DeMontigny (D)	1,376	—	1,376	—	1,376
Bruce A. Folkmann (E)	1,426	—	1,426	—	1,426
J. Bret Lane	20,928	—	20,928	1,101	22,029
Lisa Larroque Alexander	422	—	422	—	422
Trevor I. Mihalik	18,828	5,171	23,999	1,460	25,459
Gillian A. Wright	9,317	—	9,317	36	9,353
Current Directors and Current Executive Officers as a Group (8 persons)	63,803	5,171	68,974	2,921	71,895

(A)	Mr. Barrett became Vice President and General Counsel of SoCalGas effective January 12, 2019.

(B)	Ms. Brown became President of SoCalGas effective March 23, 2019.

(C)	Mr. Chase separated from the company effective April 2, 2019 and ceased serving as Senior Vice President, Chief Information Officer and Chief Digital Officer of SoCalGas and SDG&E on that date.

(D)	Ms. DeMontigny became Vice President, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer of SoCalGas effective June 15, 2019.

(E)

Mr. Folkmann was Vice President, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer of both SoCalGas and SDG&E through June 14, 2019. Mr. Folkmann currently is Senior Vice President, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer of SDG&E.

(F)

None of our directors or executive officers beneficially owned shares of Sempra Energy’s 6% Mandatory Convertible Preferred Stock, Series A, or 6.75% Mandatory Convertible Preferred Stock, Series B, at March 25, 2020; therefore, no such shares are shown in this table.

(G)

Includes unvested restricted stock units that will be settled in shares of Sempra Energy common stock and that vest within 60 days after March 25, 2020. These total 1,950 unvested restricted stock units for Mr. Mihalik.

(H)	Shares of Sempra Energy common stock which may be acquired through the exercise of stock options that currently are exercisable or will become exercisable within 60 days after March 25, 2020.

(I)

The phantom shares represent deferred compensation deemed invested in shares of Sempra Energy common stock. These phantom shares track the performance of Sempra Energy common stock but cannot be voted and may only be settled for cash, or in the case of 40 vested common stock units deferred by Mr. Clark, cannot be settled for common stock within 60 days after March 25, 2020. Phantom shares and deferred units are either fully vested or will vest within 60 days after March 25, 2020.

Based on a review of filings made under Section 13(g) of the Securities Exchange Act of 1934, as amended (the Exchange Act), as of December 31, 2019, the persons or entities known by us to be beneficial owners of more than 5% of Sempra Energy common stock were as follows:

Name and Address of Beneficial Owner	Shares of Sempra Energy Common Stock	Percent of Class (F)
T. Rowe Price Associates, Inc. (A) 100 E. Pratt Street Baltimore, MD 21202	34,393,592	11.8%
The Vanguard Group (B) 100 Vanguard Blvd Malvern, PA 19355	24,253,146	8.3%
BlackRock, Inc. (C) 55 East 52nd Street New York, NY 10055	24,106,920	8.2%
Capital International Investors, division of Capital Research and Management Company (D) 11100 Santa Monica Boulevard, 16th Floor Los Angeles, CA 90025	17,092,112	5.8%
State Street Corporation (E) State Street Financial Center One Lincoln Street Boston, MA 02111	15,721,478	5.4%

(A)

The information regarding T. Rowe Price Associates, Inc. is based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2020 reflecting shares of Sempra Energy common stock beneficially owned as of December 31, 2019 (the TRP 13G/A). According to the TRP 13G/A, includes sole voting power with respect to 14,582,512 shares and sole dispositive power with respect to 34,363,942 shares.

(B)

The information regarding The Vanguard Group is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 12, 2020 reflecting shares of Sempra Energy common stock beneficially owned as of December 31, 2019 (the Vanguard 13G/A). According to the Vanguard 13G/A, includes sole voting power with respect to 491,073 shares, sole dispositive power with respect to 23,706,310 shares, shared voting power with respect to 156,004 shares and shared dispositive power with respect to 546,836 shares.

(C)

The information regarding BlackRock, Inc. is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 10, 2020 reflecting shares of Sempra Energy common stock beneficially owned as of December 31, 2019 (the BlackRock 13G/A). According to the BlackRock 13G/A, includes sole voting power with respect to 20,948,521 shares and sole dispositive power with respect to 24,106,920 shares.

(D)

The information regarding Capital International Investors, a division of Capital Research and Management Company (Capital), is based solely on a Schedule 13G/A filed by Capital with the SEC on February 14, 2020 reflecting shares of Sempra Energy common stock beneficially owned as of December 31, 2019 (the Capital 13G/A). According to the Capital 13G/A, includes 2,468,257 shares of common stock resulting from the assumed conversion of 2,641,259 shares of our 6% Mandatory Convertible Preferred Stock, Series A (as computed under Rule 13d-3(d)(1)(i)), sole voting power with respect to 16,982,944 shares and sole dispositive power with respect to 17,092,112 shares.

(E)

The information regarding State Street Corporation is based solely on a Schedule 13G filed by State Street Corporation with the SEC on February 14, 2020 reflecting shares of Sempra Energy common stock beneficially owned as of December 31, 2019 (the State Street 13G). According to the State Street 13G, includes shared voting power with respect to 13,618,322 shares and shared dispositive power with respect to 15,454,977 shares.

(F)

The percentages are calculated based on (i) the number of shares of Sempra Energy common stock reflected as being beneficially owned by each beneficial owner in its filing made under Section 13(g) of the Exchange Act as identified in the other footnotes to this table, and (ii) 292,435,571 shares of Sempra Energy common stock outstanding as of March 25, 2020.

ELECTION OF DIRECTORS

At the Annual Shareholders Meeting, four directors will be elected to hold office until the next annual shareholders meeting and until their respective successors have been elected and qualified or until their earlier resignation or removal. The four director candidates receiving the highest number of affirmative votes will be elected as directors of the company. Abstentions and votes against any director, if any, will have no effect on the outcome of the election of directors (but if you indicate “ABSTAIN” on any or all nominees, your vote will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting and any adjournment or postponement thereof).

The following sets forth information, as of the mailing date of this Information Statement, regarding the director candidates for election at the Annual Shareholders Meeting. This information includes biographical information, business experience and service on other boards. In addition, we discuss below the specific qualifications, attributes and skills that make each director candidate a well-qualified and valuable board member.

Randall L. Clark, 50, became a director of SoCalGas on April 6, 2019. He became Senior Vice President of Sempra Energy on January 1, 2020 and the Chief Human Resources Officer on April 6, 2019. From April to December 2019, he was also Deputy General Counsel of Sempra Energy. Mr. Clark served as the Chief Human Resources Officer and Chief Administrative Officer of SDG&E from March 2017 to April 5, 2019. Prior to that, he served as Vice President – Human Resources, Diversity and Inclusion for SDG&E from October 2015 to March 2017, as Vice President – Human Resources Services for Sempra Energy from September 2014 to October 2015, and in various leadership and legal capacities at the Sempra Energy family of companies over the last 20 years.

Mr. Clark has served Sempra Energy and its affiliates in a broad range of management roles. His extensive and comprehensive management experience, including his experience overseeing leadership development and employee relations, makes him a valuable addition to our board.

J. Bret Lane, 60, became a director of SoCalGas on March 1, 2014 and Chairman of SoCalGas on March 19, 2019. He has been the Chief Executive Officer of SoCalGas since December 18, 2018 and has been the Principal Executive Officer of SoCalGas since November 17, 2018. Mr. Lane served as President of SoCalGas from September 2016 to March 23, 2019, and as the Chief Operating Officer of SoCalGas from January 2014 to December 18, 2018. Mr. Lane held several other senior level positions with SoCalGas and SDG&E from 2005 to 2014.

Mr. Lane has served our company and its affiliates in a broad range of management roles for more than 38 years. His extensive experience and in-depth understanding of the natural gas industry, along with his comprehensive management experience, make him a valuable member of our board.

Lisa Larroque Alexander, 46, became a director of SoCalGas on March 18, 2019. She has been Senior Vice President – Corporate Affairs for Sempra Energy since April 4, 2020. Before that, Ms. Larroque Alexander served as Vice President – Corporate Communications and Sustainability for Sempra Energy from May 2018 to April 2020, Vice President – Customer Solutions, Communications and Environmental Strategy for SoCalGas from April 2018 to May 2018, and Vice President – Customer Solutions and Communications for SoCalGas from May 2016 to April 2018. Ms. Larroque Alexander held other positions since joining SoCalGas in 2011, including Director of Technology Solutions from March 2015 to May 2016 and Director of Commercial and Industrial Services from August 2014 to March 2015. Prior to joining SoCalGas, Ms. Larroque Alexander was a partner in a management consulting firm that advised utility companies on smart grids, clean energy and energy efficiency. Previously, as a management and marketing consultant, Ms. Larroque Alexander advised Fortune 500 companies on strategies for growth and customer service.

Ms. Larroque Alexander has served our company in a broad range of roles and her extensive experience and in-depth understanding of the company’s business make her a valuable addition to our board.

Trevor I. Mihalik, 53, became a director of SoCalGas on January 30, 2017. He has been Executive Vice President and Chief Financial Officer of Sempra Energy since May 1, 2018. Prior to that, he was Senior Vice President of Sempra Energy from December 2013 to April 2018 and Controller and Chief Accounting Officer for Sempra Energy from July 2012 to April 2018. Mr. Mihalik has served as a director of SDG&E since 2017. He serves as a director for the WD-40 Company and is on the Advisory Board for the University of San Diego’s School of Business Administration.

Mr. Mihalik’s extensive financial and accounting experience in the energy industry, including capital markets, financial reporting, accounting, treasury, market risk and credit risk, makes him a valuable member of our board.

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking shareholders to approve an advisory resolution on the compensation of the named executive officers, as reported in this Information Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our 2019 executive compensation program. We currently provide our shareholders the opportunity to vote on a say-on-pay proposal every three years, and as a result, the next vote on a say-on-pay proposal following the Annual Shareholders Meeting will occur at our 2023 Annual Shareholders Meeting.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this Information Statement by voting in favor of the following resolution:

RESOLVED, that, as an advisory matter, the shareholders of Southern California Gas Company approve the compensation paid to the company’s named executive officers as disclosed in this Information Statement pursuant to Item 402 of Regulation S-K promulgated by the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Approval requires the receipt of “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority also must represent more than 25% of our outstanding shares of voting stock. If you indicate “ABSTAIN,” your vote will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting and any adjournment or postponement thereof, but will not be considered a vote cast with respect to this proposal.

This say-on-pay vote is advisory only and will not be binding on the company.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

What information is provided in this section of the Information Statement?

In this Compensation Discussion and Analysis, we:

•	Outline our compensation philosophy and program goals and discuss how the SoCalGas Board of Directors determines executive pay.
•

Describe each element of executive pay, including base salaries, short-term and long-term equity-based incentives and executive benefits, and describe the rationale for each element of executive pay in the context of our compensation philosophy and program goals.

Who are the named executive officers?

This Compensation Discussion and Analysis focuses on the compensation of the following individuals, which we collectively refer to as our named executive officers:

Named Executive Officer	Title
J. Bret Lane(1)	Chairman and Chief Executive Officer
Maryam S. Brown(2)	President
Jimmie I. Cho(3)	Chief Operating Officer
Gillian A. Wright(4)	Senior Vice President – Customer Services
David J. Barrett(5)	Vice President and General Counsel
Mia L. DeMontigny(6)	Vice President, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer
Bruce A. Folkmann(7)	Former Vice President, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer
P. Kevin Chase(8)	Former Senior Vice President, Chief Information Officer and Chief Digital Officer

Table 1

(1)	Mr. Lane was appointed as Chief Executive Officer (CEO) of SoCalGas effective December 18, 2018. He became Chairman of the SoCalGas Board of Directors effective March 19, 2019.

(2)	Ms. Brown became President of SoCalGas effective March 23, 2019. Prior to that, she was Vice President — Federal Government Affairs of Sempra Energy.

(3)	Mr. Cho was promoted from Senior Vice President — Customer Services and Gas Distribution Operations to Chief Operating Officer effective January 12, 2019.

(4)

Ms. Wright was Chief Human Resources and Chief Administrative Officer until October 19, 2019. On October 19, 2019, she became the Senior Vice President — Customer Services reporting to Ms. Brown and is no longer an executive officer of the company.

(5)	Mr. Barrett became Vice President and General Counsel of SoCalGas effective January 12, 2019. Prior to that, Mr. Barrett was Associate General Counsel of Sempra Energy.

(6)

Ms. DeMontigny became Vice President, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer of SoCalGas effective June 15, 2019. Prior to that, Ms. DeMontigny was Assistant Controller of Sempra Energy.

(7)

Mr. Folkmann was Vice President, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer of both SoCalGas and SDG&E through June 14, 2019. Mr. Folkmann currently is Senior Vice President, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer of SDG&E.

(8)	Mr. Chase separated from the company effective April 2, 2019 and ceased serving as Senior Vice President, Chief Information Officer and Chief Digital Officer of SoCalGas and SDG&E on that date.

The amounts shown in this Information Statement for Mss. Brown and DeMontigny and Messrs. Barrett and Folkmann include all of their compensation for 2019 as an officer of SoCalGas and as an officer or employee of Sempra Energy or SDG&E, as applicable.

The amounts shown in this Information Statement for Mr. Chase include the severance benefits he received in connection with his April 2, 2019 separation from Sempra Energy’s California utilities SDG&E and SoCalGas (the California utilities). See “Compensation Components — Severance and Change in Control Arrangements” below for additional information.

What is our executive compensation philosophy and what are the goals of our executive compensation program?

Our Board of Directors sets the company’s executive pay philosophy. Our executive compensation philosophy emphasizes:

•	Performance-based incentives aligned with shareholder value creation.
•	Alignment of pay with short-term and long-term company performance.
•	Balance between short-term and long-term incentives.
•	More pay tied to performance at higher levels of responsibility.

Our compensation program goals include:

•	Aligning compensation with company performance and shareholders’ interests.
•	Strongly linking executive compensation to both annual and long-term corporate, business and individual performance.
•	Motivating executives to achieve superior performance.
•	Attracting and retaining executives of outstanding ability and proven experience who demonstrate high standards of integrity and ethics.

Elements of our 2019 executive pay program that exemplify our pay-for-performance philosophy and goals include:

•	Over 70% of our CEO’s total target pay is in “at-risk” compensation in the form of performance-based annual bonus and long-term equity-based incentives.
•	Performance measures in our short-term incentive plan are directly linked to the financial and operational performance of SoCalGas and Sempra Energy.
•

Long-term incentive compensation is primarily delivered through performance-based restricted stock units. The performance measures for the annual performance-based restricted stock unit awards are based on Sempra Energy’s relative total shareholder return (TSR) and earnings per share (EPS) growth.

We believe this compensation philosophy enables us to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance.

What compensation governance measures are in place?

Our compensation practices, which are highlighted below, reflect our pay-for-performance philosophy and goals and our commitment to sound corporate governance.

What We Do:

•

We use multiple performance measures in our annual and long-term incentive plans. These performance measures link pay to performance and shareholder interests. We use SoCalGas and Sempra Energy earnings, Sempra Energy’s relative total shareholder return and Sempra Energy’s EPS growth as the primary incentive plan financial performance measures. Our performance-based annual bonuses are also based on performance measures related to safety and operations, customer service and supplier diversity.

•	We review external market data when making compensation decisions.
•	An independent advisor has conducted a risk assessment of our executive compensation program.
•

Our clawback policy provides for the forfeiture, recovery or reimbursement of incentive plan awards or compensation as required by law or any policy implemented or maintained by the company pursuant to NYSE rules (or any applicable rules or requirements of a national securities exchange or national securities association on which any securities of the company are listed). In addition, compensation may be recouped if the company determines that the results on which compensation was paid were not actually achieved, or in certain instances of an employee’s fraudulent or intentional misconduct.

•

Officers are subject to share ownership requirements ranging from three times base pay for SoCalGas’ CEO, President, and Chief Operating Officer to one times base pay for SoCalGas’ Chief Information Officer, senior vice presidents and vice presidents.

•	Executive perquisites constitute a small portion of our total executive rewards program.
•

The Sempra Energy 2013 Long-Term Incentive Plan and the Sempra Energy 2019 Long-Term Incentive Plan (each, an LTIP), in which SoCalGas employees participate, include “double trigger” equity vesting upon a change in control of Sempra Energy. See “Severance and Change in Control Arrangements” below for additional information.

What We Don’t Do:

•	Long-term incentive plan awards are granted from a Sempra Energy shareholder-approved plan that prohibits stock option repricing and cash buyouts without shareholder approval.
•

All employees and directors are prohibited from engaging in any hedging transaction with respect to any Sempra Energy or SoCalGas equity securities, and all officers and directors are prohibited from pledging Sempra Energy common stock.

•	We do not provide for excise tax gross-ups in our named executive officers’ severance or equity award agreements, and no named executive officers received any excise tax gross-ups in 2019.
•	No “single trigger” cash severance benefits are provided upon a change in control. See “Severance and Change in Control Arrangements” below for additional information.
•	None of the named executive officers has an employment contract.
•	Named executive officers are not provided uncapped incentives.
•	SoCalGas’ CEO does not participate in decisions regarding his own compensation. Our other executive officers also do not participate in decisions regarding their own compensation.

DETERMINING EXECUTIVE PAY

How is external market data used in determining pay?

External pay data is used to help align executive compensation levels with the labor market. The SoCalGas Board of Directors views the labor market for our most senior positions as a nationwide, broad cross-section of companies in various industries.

During this benchmarking process, the board reviews general industry market data from the Aon Hewitt Total Compensation Management (TCM) Database for non-financial services Fortune 500 companies with revenues between $5.5 billion and $22.75 billion. The board also references other survey data sources, including utility-specific survey data, periodically. Information about specific companies in the survey data is not provided to the board.

In making compensation decisions, the board generally targets alignment of compensation with the 50th percentile of the general industry benchmarking data. This applies to target compensation in total and by component (base salaries, target performance-based annual bonuses and target long-term equity-based incentives). Positioning relative to the 50th percentile may vary based on factors such as time in position, performance, and the comparability of market benchmark positions to the scope and structure of our positions. Actual compensation may be higher or lower than target compensation, as it reflects actual performance, payouts of performance-based annual bonuses and payouts under our LTIPs.

How is internal equity used in determining pay?

Internal pay equity principles are used to determine the compensation for positions that are unique or difficult to benchmark against market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance, especially where precise external data is not available.

What is SoCalGas management’s role in determining pay?

SoCalGas’ CEO attends the non-executive session of each SoCalGas board meeting. Our human resources department assists the board by preparing compensation information and analyses for its consideration. Our accounting, finance and law departments also support the board with respect to compensation-related matters as needed. The board members generally receive presentation materials in advance of board meetings.

None of our executive officers determine or approve any element or component of their own compensation, nor are they present during the board’s deliberation regarding their own compensation. The board seeks our CEO’s views on the performance of our other executive officers, and he makes pay recommendations for these officers.

Are the results of the most recent shareholder advisory vote on executive compensation considered in determining executive pay?

Our shareholders presently have the opportunity to cast an advisory vote on our executive compensation, or a “say-on-pay” vote, once every three years at our annual shareholders meetings. At our 2017 Annual Shareholders Meeting, which was the last time a say-on-pay vote occurred, the say-on-pay proposal received approval from every share that was voted on the proposal at the meeting. In light of our shareholder base, particularly PE’s ownership of the vast majority of our outstanding shares, our Board of Directors has not considered the results of this vote in determining executive compensation policies or executive pay.

MANAGING RISK IN COMPENSATION PLANS

SoCalGas seeks to mitigate risk in our executive compensation program by balancing short-term and long-term incentives and linking a higher proportion of total compensation to long-term incentives. Risk is also managed through incentive plan design and the selection of performance measures.

Our compensation risk management is further strengthened by our clawback policy, which applies to both short-term and long-term incentive plans and is included in both executive and non-executive award agreements, our anti-hedging and pledging policies and our executive share ownership requirements, each of which is discussed in further detail in this Compensation Discussion and Analysis below.

An independent consultant, Exequity, conducted a risk assessment of our 2019 compensation programs. Exequity’s findings concluded that our compensation programs do not create risks that are likely to have a material adverse impact on the company. Specific examples of safeguards and risk mitigating features found in our executive compensation programs are listed below.

Our 2019 long-term equity-based incentives include the following risk mitigation features:

•	Using a payout scale that begins at zero for threshold performance. In contrast, many companies pay 25% or 50% for threshold performance.
•

Avoiding “cliffs” in the payout scale to help eliminate the risk of pressure points. An example of a cliff is a scale that pays 50% for threshold performance and zero for performance immediately below threshold.

•

Using multiple types of awards and performance measures, consisting of a market-based performance measure (Sempra Energy’s relative total shareholder return), a financial performance measure (Sempra Energy’s long-term EPS growth) and a service-based measure.

•

Measuring Sempra Energy’s total shareholder return against the Standard & Poor’s (S&P) 500 Index and S&P 500 Utilities Index (excluding water companies)[1] rather than against peer groups selected by the company. Using these indices ensures less subjectivity in the determination of our peer groups.

Our 2019 performance-based annual bonuses include the following risk mitigation features:

•	Using a payout scale that begins at zero for threshold performance. In contrast, many companies pay 25% or 50% for threshold performance.
•

Using company financial performance measures that are based on the earnings reported in our financial statements, with certain predefined adjustments. These adjustments are limited and made only after thoughtful consideration.

•	Incorporating performance measures important to our businesses, including employee and public safety and customer service, in addition to the company financial performance measures.
•	Providing the SoCalGas Board of Directors with discretion over certain incentive plan payouts.

PAY MIX

What is “pay mix”?

Pay mix is the relative value of a named executive officer’s total pay opportunity for each of the three components of total direct compensation at target company performance. Figure 1 shows the 2019 pay mix for our CEO.

Figure 1

Note: Based on 2019 annual base salary, 2019 target performance-based annual bonus and the target grant date value of the CEO’s 2019 annual LTIP award.

Why is pay mix important?

Our pay mix is designed to align the interests of executives with the interests of shareholders and other stakeholders by providing a much greater proportion of target annual compensation through performance-based annual bonuses and long-term equity-based incentives rather than base salary. This means that most pay is variable and will increase or decrease based on company and individual performance. As shown in Figure 1, more than half of Mr. Lane’s total target pay opportunity in 2019 was in the form of long-term equity-based incentives and over 70% was in the form of variable incentive pay.

[1]	For purposes of long-term equity-based incentive awards, all references to the S&P 500 Utilities Index refer to the companies constituting the S&P 500 Utilities Index, excluding water companies.

Actual pay mix may vary substantially from target pay mix. This may occur as a result of company and individual performance, which greatly affects annual bonuses, and Sempra Energy common stock performance, which significantly impacts the ultimate value realized for stock-based awards.

Figure 2 shows the percentage of each component of the total 2019 pay opportunity at target company and individual performance for each of our named executive officers.

Figure 2

Note: Base salary is the base salary as of December 31, 2019. Performance-based annual bonus is the performance-based annual bonus target as of December 31, 2019. Long-term equity-based incentive amounts are based on the target annual LTIP award percentage as of December 31, 2019 and do not include special equity awards. Messrs. Folkmann and Chase are not included because they were no longer with SoCalGas as of December 31, 2019.

COMPENSATION COMPONENTS

What are the primary components of SoCalGas’ executive compensation program?

The primary components of our executive compensation program are:

•	Base salaries
•	Performance-based annual bonuses
•	Long-term equity-based incentive awards granted by Sempra Energy

Additional benefits include health and welfare programs, retirement and savings plans, personal benefits and severance pay.

All of our named executive officers generally participate in the same compensation program. However, compensation levels for named executive officers vary substantially based on the roles and responsibilities of the individual officers.

1.	Base Salaries

What is the role of base salaries in SoCalGas’ executive compensation program, and how are base salaries determined and reviewed?

Our executive compensation program emphasizes performance-based pay. This includes annual cash bonuses and long-term equity-based incentive awards. However, base salaries remain a necessary and typical element of compensation for attracting and retaining outstanding employees at all levels.

The SoCalGas Board of Directors annually reviews base salaries for executive officers. The board considers the following factors in its review:

• Peer group salary data • Individual contributions and performance • Labor market conditions • Complexity of roles and responsibilities • Succession planning	• Retention needs • Reporting relationships • Internal equity • Experience

What base salary adjustments were made in 2019?

The following salary adjustments for our named executive officers were made in 2019:

•	Mr. Lane did not receive a base salary increase in 2019.
•

Ms. Brown received a 3.2% salary increase effective January 1, 2019 in her prior role as Vice President – Federal Government Affairs of Sempra Energy and a 27.7% salary increase effective March 23, 2019 in connection with her appointment as President of SoCalGas.

•

Mr. Cho received a salary increase of 2.9% effective January 1, 2019 in his prior role as Senior Vice President – Customer Services and Gas Distribution Operations and an 8.4% salary increase effective January 12, 2019 in connection with his promotion to Chief Operating Officer.

•

Ms. Wright received base salary increases of 2.9% effective January 1, 2019 and 9.1% effective March 16, 2019. In addition, she received a salary increase of 4.7% effective October 19, 2019 in connection with her new role as Senior Vice President – Customer Services.

•	Mr. Barrett received a salary increase of 3.8% effective January 12, 2019 in connection with his appointment as Vice President and General Counsel of SoCalGas.
•

Ms. DeMontigny received a salary increase of 4.0% effective February 23, 2019 in her prior role as Assistant Controller of Sempra Energy and a 20.6% salary increase effective June 15, 2019 in connection with her appointment as Vice President, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer of SoCalGas.

•	Messrs. Folkmann and Chase received salary increases of 2.9% and 2.0%, respectively, effective January 1, 2019.

2.	Performance-Based Annual Bonuses

How are potential bonus opportunities determined, and what were the potential bonus opportunities for the named executive officers for 2019 performance?

Each year the SoCalGas Board of Directors establishes performance measures and dollar guidelines for performance-based cash bonus payments under the SoCalGas Executive Incentive Compensation Plan (the EICP) and SoCalGas and SDG&E Shared Services Executive Incentive Compensation Plan (the Shared Services Plan). Consistent with our pay-for-performance philosophy, the performance measures do not provide for any bonus payment unless the company surpasses the threshold (minimum) performance level for the year. Bonus opportunities increase from zero for performance at the threshold level to 200% of target for performance at maximum.

The board may apply discretion in determining awards, including determining the results of performance measures and taking into consideration the contributions of each named executive officer or other factors it deems relevant.

Potential bonus opportunities at threshold, target and maximum company performance are expressed as a percentage of each named executive officer’s base salary below.

BONUS THRESHOLDS, TARGETS AND MAXIMUMS AS OF DECEMBER 31, 2019 AS A PERCENTAGE OF BASE SALARY

Named Executive Officer	Threshold	Target	Maximum
J. Bret Lane	0%	70%	140%
Maryam S. Brown(1)	0%	60%	120%
Jimmie I. Cho	0%	60%	120%
Gillian A. Wright(2)	0%	50%	100%
David J. Barrett	0%	45%	90%
Mia L. DeMontigny(3)	0%	45%	90%
Bruce A. Folkmann(4)	0%	50%	100%

Table 2

(1)

Target shown in this table for Ms. Brown is her target as President of SoCalGas. Ms. Brown’s 2019 bonus was prorated between her bonus opportunity in this role, as shown above, and her bonus opportunity when she served as Vice President — Federal Government Affairs of Sempra Energy, which was 0% at threshold performance, 45% at target performance and 90% at maximum performance.

(2)	Target shown in this table for Ms. Wright is her target as of December 31, 2019. Ms. Wright’s target bonus opportunity was increased from 45% to 50% effective March 16, 2019.

(3)

Target shown in this table for Ms. DeMontigny is her target as Vice President, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer of SoCalGas. Ms. DeMontigny’s 2019 bonus was prorated between her bonus opportunity in these roles, as shown above, and her bonus opportunity when she served as Assistant Controller of Sempra Energy, which was 0% at threshold performance, 35% at target performance and 70% at maximum performance.

(4)

Target shown in this table for Mr. Folkmann is his target as Senior Vice President, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer of SDG&E. Mr. Folkmann’s 2019 bonus was prorated between his bonus opportunity in these roles, as shown above, and his bonus opportunity when he served as Vice President, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer of SoCalGas and SDG&E, which was 0% at threshold performance, 45% at target performance and 90% at maximum performance.

Note: Mr. Chase was not eligible for a 2019 performance-based annual bonus.

What were the 2019 annual bonus performance goals for the named executive officers?

The 2019 performance measures for the SoCalGas Executive Incentive Compensation Plan consisted of (i) operational safety performance measures, (ii) SoCalGas and Sempra Energy earnings adjusted for EICP purposes (EICP Earnings), (iii) individual performance, and (iv) customer service and stakeholder-focused measures. The relative weights of these measures as a percentage of the overall target were 45% for operational safety performance measures, 30% for EICP Earnings, 15% for individual performance, and 10% for customer service and stakeholder-focused measures.

Mr. Folkmann participated in the Shared Services Plan when he served as Vice President, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer of SoCalGas and SDG&E and he participated in the SDG&E Executive Incentive Compensation Plan when he served as Senior Vice President, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer of SDG&E. The 2019 performance measures for the Shared Services Plan were 50% for the SoCalGas performance measures described above and 50% for similar performance measures for SDG&E.

Mss. Brown and DeMontigny participated in Sempra Energy’s performance-based annual bonus plans prior to their respective transfers to SoCalGas, which included performance measures based on Sempra Energy’s 2019 earnings and individual performance.

How were the 2019 Executive Incentive Compensation Plan earnings goals determined?

The SoCalGas EICP Earnings target of $465 million was based on SoCalGas’ financial plan with certain adjustments for incentive plan purposes. Targets for the operational measures were based on safety, customer service and other stakeholder-focused goals.

EICP Earnings for SoCalGas and Sempra Energy may be higher or lower than earnings reported in the companies’ financial statements due to certain predefined adjustments.

Consistent with the approach taken in prior years, at the beginning of the year, it was determined that the calculation of SoCalGas earnings and Sempra Energy earnings for EICP purposes would be adjusted as follows:

•	Exclude the impact of any unplanned changes in tax laws or regulations and accounting rule changes.
•

Exclude certain items that do not have a material adverse impact on Sempra Energy’s common stock price as determined by the Compensation Committee of the Sempra Energy Board of Directors. Such items may include, but are not limited to:

•

the pro forma earnings impact of any acquisition or divestiture (other than divestitures related to individual renewable assets) to the extent the earnings impact of such acquisition or divestiture or related transaction and integration cost is not included in the EICP Earnings target.

•	nonrecurring gains or losses related to RBS Sempra Commodities, which was sold in 2010 (does not apply to SoCalGas).
•	Exclude the variance from plan of the foreign exchange earnings or losses at Sempra Mexico, including any associated cost of hedging (does not apply to SoCalGas).
•	Exclude the variance from plan of one-time costs associated with board-approved corporate optimization or capital rotation efforts (including potential asset sales).
•	Include 10% of any gains or losses related to asset sales and impairments in connection with a sale to the extent the earnings impact of such item is not included in the EICP Earnings target.
•	Exclude items that are required to be excluded from annual bonus compensation under the SDG&E and/or SoCalGas general rate case decisions.
•

In the event that the California Public Utilities Commission does not issue a final decision for the 2019 SoCalGas and SDG&E general rate cases by December 31, 2019, EICP Earnings will be adjusted by the variance to plan resulting from the delay.

•

Exclude any earnings impact of any impairments of the San Onofre Nuclear Generating Station or any recoveries from third parties (net of reimbursement of legal costs), litigation costs, or any related earnings effect from purchased replacement power (does not apply to SoCalGas).

•	Exclude one-time nonqualified pension settlement charges and LTIP tax windfall or shortfall to the extent such items are not included in the EICP Earnings target.
•	Limit impact of rabbi trust results (net of deferred compensation) to +/-5% (percentage points) of the EICP Earnings result as calculated without such gains or losses.
•

Exclude the impact of authorized decisions of the SoCalGas Board of Directors that could impact earnings including, but not limited to, issuing debt or preferred stock securities exceeding planned amounts to fund dividends, legal settlements or other strategic expenses approved by the board (does not apply to Sempra Energy).

•

Exclude the after-tax variance to difference between the actual and planned intercompany allocations from Sempra Energy and SDG&E for shared services charges, including performance-based annual bonus allocations (does not apply to Sempra Energy).

What were the performance results for the 2019 Executive Incentive Compensation Plan?

Overall company performance on the 2019 SoCalGas Executive Incentive Compensation Plan performance measures, excluding the individual performance measure, was at 171% of target performance. Details of the plan metrics and results are provided below.

2019 EICP PERFORMANCE MEASURES AND RESULTS

2019 SoCalGas Executive Incentive Compensation Plan Performance Measures	Weight	Performance Goals			Actual	% of Target Achieved
		Threshold	Target	Maximum
Financial:
SoCalGas EICP Earnings	15%	$445	$465	$485	$639	200%
Sempra Energy EICP Earnings	15%	$1,632	$1,700	$1,768	$1,980	200%
Subtotal: Financial	30%					200%
Safety Management Systems
Employee Safety — Lost Time Incident (LTI) Rate	5%	0.95	0.90	0.85	0.99	0%
Employee Safety — Environmental and Safety Compliance Management Program (ESCMP) Corrective Action	5%	90%	95%	100%	100%	200%
Employee Safety — Alert Driving Implementation Completion	5%	80%	90%	100%	98%	180%
Customer, Public & System Safety A1 Order Response Time	6%	91.3%	91.7%	91.9%	92.1%	200%
Customer, Public & System Safety — Pipeline Safety Enhancement Program: Number of Pipeline Miles Closed Out	6%	25	35	45	46	200%
Customer, Public & System Safety — Damage Prevention: Damages per USA Ticket Rate	6%	3.84	3.76	3.68	2.70	200%
Customer, Public & System Safety — Distribution Integrity Management Program: Miles of Vintage Mains and Services Replaced	6%	52	62	72	74	200%
Customer, Public & System Safety — Storage Integrity Management Program - Number of Wells Inspected and/or Abandoned	6%	33	37	41	35	50%
Safety — SoCalGas	45%					156%
Customers & Stakeholders
Balanced Energy — Green Tariff Filing	2%	Board of Directors Discretion			Maximum	200%
Customer Service — Customer Insight Study (Public Opinion)	2%	78.8%	81.0%	83.2%	80.8%	91%
Customer Service — Customer Self-Service Transactions	2%	60.5%	61.5%	62.5%	61.1%	60%
Customer Service — Supplier Diversity	2%	32%	35%	38%	42%	200%
Technology Advancement — New Intelligent Process Automations Deployed	2%	9	12	15	16	200%
Subtotal: Customer Service & Stakeholders	10%					150%
Total — Company Performance Component	85%					171%
Individual Performance (Including Individual Safety Performance)	15%

Table 3

Overall company performance on the 2019 Shared Services Plan performance measures, excluding the individual performance measure, in which Mr. Folkmann participated prior to his transfer to SDG&E, was at 182% of target performance, as shown below.

Shared Services Plan Summary	Weight	% of Target Achieved
SoCalGas Executive Incentive Compensation Plan	50%	171%
SDG&E Executive Incentive Compensation Plan	50%	193%
SoCalGas and SDG&E Shared Services Plan	100%	182%

Table 4

Overall company performance under the 2019 Sempra Energy annual bonus plans in which Mss. Brown and DeMontigny participated prior to their respective transfers to SoCalGas was at 200% of target performance.

What adjustments were applied to GAAP earnings to determine EICP Earnings?

Reconciliations of 2019 SoCalGas and Sempra Energy GAAP2 earnings to EICP Earnings are provided below.

SoCalGas Earnings (Dollars in Millions)	Reconciliation
GAAP Earnings	$641
Predefined Adjustments: Differences between actual and planned intercompany allocations for shared services charges from Sempra Energy and SDG&E	(2)

EICP Earnings	$639

Table 5

Sempra Energy Earnings (Dollars in Millions)	Reconciliation
GAAP Earnings	$2,055
Predefined Adjustments:
Exclude pro forma impacts of acquisitions and divestitures, gains on sales and other costs related to capital rotation and corporate optimization efforts	(106)
Exclude variance to plan of foreign exchange earnings or losses at Sempra Mexico	57
Exclude unplanned rabbi trust investment returns (related to nonqualified pension and deferred compensation) in excess of specified limits	(26)

EICP Earnings	$1,980

Table 6

What were the Executive Incentive Compensation Plan payouts to the named executive officers for 2019 performance?

As shown above, the overall performance results for annual bonus purposes, excluding individual performance measures where applicable, were 171% of target for the SoCalGas EICP, 182% of target for the Shared Services Plan, and 200% of target for the Sempra Energy plans that Mss. Brown and DeMontigny participated in prior to their transfers to SoCalGas. Based on this performance and its consideration of the contributions of each named executive officer, the SoCalGas Board of Directors approved the payment of the annual bonuses shown in Table 7.

BONUSES PAID TO NAMED EXECUTIVE OFFICERS FOR 2019 PERFORMANCE

Named Executive Officer	Bonus
J. Bret Lane	$662,000
Maryam S. Brown	$449,700
Jimmie I. Cho	$435,800
Gillian A. Wright	$287,300
David J. Barrett	$256,000
Mia L. DeMontigny	$224,400
Bruce A. Folkmann	$303,000

Table 7

Note: Mr. Chase was not eligible for a 2019 performance-based annual bonus.

[2]	GAAP means accounting principles generally accepted in the United States of America.

3.	Long-Term Equity-Based Incentives

Long-term equity-based incentives are a large component of each named executive officer’s total target compensation package. See Figure 2 for these percentages. Long-term equity-based incentives are granted to our executives by the Compensation Committee of the Sempra Energy Board of Directors based on the recommendations of the SoCalGas Board of Directors regarding such awards.

What type of equity is granted?

In accordance with our pay-for-performance philosophy, and without regard to special equity awards granted in 2019 as described below, 70% of the 2019 annual LTIP award for each of our named executive officers was in the form of performance-based restricted stock units. The remaining 30% was in the form of service-based restricted stock units. The 2019 performance-based restricted stock units are subject to vesting at the end of three years and the service-based restricted stock units vest ratably over three years.

Why is this type of equity used?

This equity award structure was approved after considering many variables, including alignment with shareholder interests, retention, plan expense, share usage, market trends and feedback from Sempra Energy’s shareholder outreach.

What are the general practices with respect to equity award grants?

Typically, each named executive officer receives one LTIP award annually. In 2019, in connection with their promotions to President, Chief Operating Officer, and Vice President and General Counsel, respectively, Ms. Brown and Messrs. Cho and Barrett also received supplemental annual LTIP awards based on the incremental difference between the target LTIP award value for their new roles compared to their prior roles.

In granting the annual awards:

•	A target dollar value (based on a percentage of base salary) and other terms are specified for each named executive officer’s award.

•

The number of shares underlying the award is based on the specified target dollar value, as opposed to a fixed number of shares for each named executive officer. This approach allows maintenance of the pay mix described above.

On the grant date, we calculated the precise number of shares to be granted to each named executive officer by dividing the total target value of each named executive officer’s award by the grant date closing price of Sempra Energy common stock. These target grant values are presented in Table 8 below and differ from the value reported in “Compensation Tables — Summary Compensation Table” and “Compensation Tables — Grants of Plan-Based Awards” with respect to awards based on relative total shareholder return, which are reported in those compensation tables based on a Monte Carlo valuation that is used to reflect the probable outcome of performance conditions and calculate the grant date fair value.

In addition to the annual LTIP awards, special equity awards also may be granted with the approval of the Compensation Committee of the Sempra Energy Board of Directors based on the recommendation of the SoCalGas Board of Directors regarding such awards. Special equity awards are often granted upon the hiring or promotion of executive officers, to award outstanding performance, or to promote retention. In January 2019, Mr. Cho and Ms. Wright each received a special award of service-based restricted stock units valued at $100,000 in order to reward exemplary performance and encourage retention.

What were the target values of the 2019 annual LTIP awards?

Table 8 illustrates the target grant values of 2019 annual LTIP awards.

TARGET GRANT VALUES FOR 2019

Named Executive Officer	Target Value of 2019 Annual LTIP Award
J. Bret Lane	$1,026,570
Maryam S. Brown	$ 664,000
Jimmie I. Cho	$ 664,000
Gillian A. Wright	$ 234,640
David J. Barrett	$ 260,000
Mia L. DeMontigny	$ 119,570
Bruce A. Folkmann	$ 271,920
P. Kevin Chase(1)	$ 757,920

Table 8

(1)

The 2019 annual LTIP awards granted to Mr. Chase were forfeited upon his April 2, 2019 separation from service. Mr. Chase received a cash payment equal to the value of the service-based portion of the forfeited awards pursuant to his severance agreement and mutual release, which is discussed under “Severance and Change in Control Arrangements” below.

Note: Includes the supplemental annual LTIP awards granted to Ms. Brown and Messrs. Barrett and Cho but does not include the special awards granted to Mr. Cho and Ms. Wright.

The actual amounts realized by equity award recipients will depend on future stock price performance and EPS performance and the degree to which these performance measures are achieved. The amounts realized will not necessarily track with the target grant values.

What were the performance goals for the 2019 performance-based restricted stock units?

The 2019 annual LTIP awards included two Sempra Energy performance measures – relative total shareholder return and EPS growth. Fifty percent of the total target award value is linked to Sempra Energy’s relative total shareholder return, with 35% based on Sempra Energy’s total shareholder return relative to the S&P 500 Utilities Index and 15% based on Sempra Energy’s total shareholder return relative to the S&P 500 Index. Twenty percent of the total target award value is linked to Sempra Energy’s EPS growth.

1.	Relative Total Shareholder Return

Each performance-based restricted stock unit represents the right to receive between zero and two shares of Sempra Energy common stock based on Sempra Energy’s three-year cumulative total shareholder return compared with the S&P 500 Index or the S&P 500 Utilities Index, as applicable.

If Sempra Energy’s performance is at target (the 50th percentile of the applicable index), participants will earn one share for each restricted stock unit. Participants have the opportunity to earn up to two shares for each restricted stock unit for performance above the 50th percentile. Participants earn a partial share for performance between the 25th and 50th percentiles of the applicable index, as shown below.

Cumulative Total Shareholder Return Percentile Rank vs. S&P 500 Utilities Index or S&P 500 Index (Measured Independently in Separate Award Components)	Sempra Energy Common Stock Shares Received for Each Restricted Stock Unit(1)
90th Percentile or higher	2.0
70th Percentile	1.5
50th Percentile	1.0
40th Percentile	0.7
30th Percentile	0.4
25th Percentile or below	0.0

Table 9

(1)

Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 9, the payout is calculated using linear interpolation.

2.	EPS Growth

The 2019 annual LTIP awards also included a performance-based restricted stock unit award linked to relative EPS growth. The award measures the compound annual growth rate (CAGR) of Sempra Energy’s earnings per share for the three-year period ending on December 31, 2021. The payout scale is based on the December 31, 2018 analyst consensus three-year earnings per share growth estimates for the S&P 500 Utilities Index peer companies. The target payout level is based on the 50th percentile of the analyst consensus estimates and the maximum payout level is based on the 90th percentile. The awards exclude the impact of stock buybacks not contemplated in the financial plans publicly communicated prior to the grant date of the awards.

If Sempra Energy’s EPS CAGR is at the 50th percentile of the analyst consensus estimates for the S&P 500 Utilities Index, participants will earn one share for each restricted stock unit. Participants have the opportunity to earn up to two shares for each restricted stock unit for performance above the 50th percentile. Participants earn a partial share for performance between the 25th and 50th percentiles of the analyst consensus estimates, as shown below.

Percentile of Analyst Estimates for S&P 500 Utilities Index EPS CAGR	Sempra Energy Common Stock Shares Received for Each Restricted Stock Unit(1)
90th Percentile or higher (7.8% or higher)	2.0
75th Percentile (6.3%)	1.5
50th Percentile (5.4%)	1.0
25th Percentile (3.7%)	0.0

Table 10

(1)

Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 10, the payout is calculated using linear interpolation.

For purposes of the 2019 annual LTIP award, the calculation of earnings per share may, at the discretion of the Compensation Committee of the Sempra Energy Board of Directors, include the same types of potential adjustments made to EICP Earnings, as described above under “How were the 2019 Executive Incentive Compensation Plan earnings goals determined?”, as well as adjustments related to, among other things, other unusual or non-operating items.

What were the results for the 2017-2019 performance-based restricted stock unit awards?

The performance period for the 2017-2019 award cycle concluded on January 2, 2020 (for the TSR-based awards) and December 31, 2019 (for the EPS-based awards) and were scheduled to vest in 2020.

Sempra Energy’s 2017-2019 relative total shareholder return was at the 59.8th percentile of the S&P 500 Utilities Index, resulting in vesting at 124.5% of target for the S&P 500 Utilities Index-based award component. Sempra Energy’s relative total shareholder return was at the 66.2nd percentile of the S&P 500 Index. This award also included a modifier that would increase the award by 20% if Sempra Energy’s total shareholder return for the performance period equaled or exceeded 34% and would decrease the award by 20% if Sempra Energy’s total shareholder return was at or below -11% (this modifier was discontinued and is not included the 2019-2021 award cycle). Sempra Energy’s total shareholder return for the performance period was 61.7%, triggering the modifier and resulting in a payout of 168.6% of target for these awards based on total shareholder return compared to the S&P 500 Index.

The 2017-2019 awards based on Sempra Energy’s EPS growth vested at 200% of target based on EPS growth (as adjusted for LTIP purposes) of 17.3%. The table below shows the predefined adjustments to GAAP EPS used to calculate EPS growth for purposes of the 2017 annual LTIP award. For additional information, see “Compensation Tables — Outstanding Equity Awards at Year-End” and “Compensation Tables — Option Exercises and Stock Vested” below.

Sempra Energy Earnings Per Share Growth (Diluted) for 2017-2019 Award	2016	2019
GAAP EPS	$5.46	$7.29
Predefined Adjustments:
Acquisitions and divestitures (other than Sempra Energy’s acquisition of a majority interest in Oncor Electric Delivery Services LLC in 2018): gains and losses on sales, related impairments, and related earnings impacts	(1.20)	(0.63)
Effect of changes in tax laws, changes in regulatory treatment of tax repairs allowance and foreign exchange gains or losses at Sempra Mexico	(0.17)	0.04
Costs related to corporate optimization efforts	0.05	0.02
Certain unplanned items related to nonqualified pension and deferred compensation	(0.03)	(0.09)

EPS for 2017-2019 LTIP Award Purposes	$4.11	$6.63
EPS Growth for 2017-2019 LTIP Award Purposes		17.3%

Table 11

4.	Benefit Plans

Are the named executive officers eligible to participate in other benefit programs?

Our named executive officers also participate in other benefit programs including: (1) health, life insurance and disability plans; (2) retirement and savings plans; and (3) other benefit programs.

What are the details of the health, life insurance and disability plans and other benefits the named executive officers are eligible to receive?

Plan Type	Plan	Description

Health & Welfare	Basic Group Plans	Our named executive officers participate in life, disability, medical, dental and vision insurance group plans that are generally available to all employees. These are common benefits that we believe are essential to attracting a high-quality workforce.
Other Health & Welfare Benefits

Mr. Lane participates in a long-term disability plan providing additional protection upon disability (60% of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic long-term disability plan.

Other Benefits

We provide certain other benefits to our named executive officers. The level and types of these benefits are reviewed each year. We believe that these benefits are appropriate and important in attracting and retaining executive talent. These benefits include financial planning services, excess personal liability insurance, and a program that matches charitable contributions by the named executive officer.

Mr. Lane receives an annual executive benefit program allowance of $30,000 that may be used to cover out of pocket costs for health and welfare benefits as well as the cost of the financial planning services and excess personal liability insurance discussed above. Any unused allowance is paid out at year-end.

None of the benefits described above includes a tax gross-up provision.

In addition, in 2019 Mss. Brown and DeMontigny and Mr. Barrett received certain relocation benefits in connection with their respective transfers and certain employee recognition awards. Ms. Brown also received a $100,000 cash relocation bonus. See “Compensation Tables — Summary Compensation Table” below for additional information.

Table 12

What are the details of the retirement and savings plan benefits the named executive officers are eligible to receive?

Our named executive officers participate in the Sempra Energy Cash Balance Plan and our broad-based, tax-qualified 401(k) Savings Plan. Mr. Lane also participates in the Sempra Energy Supplemental Executive Retirement Plan. Mss. Wright and DeMontigny and Messrs. Cho, Barrett and Folkmann participate in the Cash Balance Restoration Plan, which restores the benefits that would otherwise be provided under the Cash Balance Plan but for Internal Revenue Service limits applicable to tax-qualified pension plans. Officers and certain other key management employees may also elect to participate in a deferred compensation plan. These plans are described in Tables 13 and 14 below.

Plan Type	Plan	Description

Pension	Cash Balance Plan	The Cash Balance Plan is a tax-qualified pension plan generally available to all U.S.-based company employees.
	Cash Balance Restoration Plan	The Cash Balance Restoration Plan restores the benefits that would otherwise be provided under the Cash Balance Plan but for Internal Revenue Service limits applicable to tax-qualified pension plans.
Supplemental Executive Retirement Plan

Our Board of Directors and the Compensation Committee of the Sempra Energy Board of Directors believe that retirement, savings and deferred compensation plans, in general, and the Supplemental Executive Retirement Plan, or SERP, in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

Our Supplemental Executive Retirement Plan provides a participating named executive officer with retirement benefits based on the executive’s:

•   Final average pay(1)

•   Actual years of service

•   Age at retirement

SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan.

The Cash Balance Plan, the Cash Balance Restoration Plan and the SERP use only base salary and performance-based annual bonuses in calculating benefits. The value of long-term incentive plan awards is not included.

Table 13

(1)

Final average pay is the average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement.

Plan Type	Plan	Description

Savings Plans	401(k) Savings Plan

Employees may contribute a portion of their eligible pay to a tax-qualified 401(k) savings plan. Contributions to the plan may be invested on a tax-deferred or after-tax basis (including a Roth option). The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.

Employees may receive company contributions of up to 4% of eligible pay. Eligible pay generally includes base salary and performance-based annual bonus, net of any amounts contributed under the deferred compensation plan. The basic company matching contribution is equal to one-half of the first 6% of the employee’s contributions. In addition, employees receive a “stretch match” equal to one-fifth of the next 5% of the employee’s contributions.

All employee contributions and related investment earnings in the 401(k) Savings Plan vest immediately. Employees are eligible to participate in the plan and receive company matching contributions upon hire. Company matching contributions (including related earnings) vest after one year of service.

Deferred Compensation Plan

Our executive officers and other key management employees also may defer up to 85% of their base salary and performance-based annual bonus under a nonqualified deferred compensation plan, the Employee and Director Savings Plan. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

Participants can direct these deferrals into:

•   Funds that mirror the investments available under our 401(k) Savings Plan, including a Sempra Energy phantom stock account.

•   A fund providing interest at the greater of 110% of the Moody’s Corporate Bond Yield or the Moody’s Corporate Bond Yield plus 1%.

Deferrals of performance-based restricted stock unit awards must be directed into the Sempra Energy phantom stock account and cannot be transferred into other investments and are paid out in shares of common stock in accordance with the participant’s payout elections.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. The deferred compensation matching contribution is equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) matching contributions. There are no company matching contributions on deferrals of performance-based restricted stock unit awards.

All employee contributions and related earnings in the deferred compensation plan vest immediately. New participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

Table 14

5.	Severance and Change in Control Arrangements

None of our executive officers has an employment agreement, but our named executive officers have severance pay agreements that include change-in-control features.

Why does the company provide severance agreements?

The Board of Directors believes that severance agreements, which are a prevalent market practice, are effective in:

•	attracting executives who are leaving an existing employer;
•	mitigating legal issues upon a separation of employment; and
•	retaining talent during uncertain times.

By mitigating the effect of potential job loss, severance agreements reinforce management continuity, objectivity and focus on shareholder value. This is particularly critical in actual or potential change in control situations. Payments are not required when terminations are for cause.

What benefits do severance agreements provide?

The severance agreements provide for cash payments and the continuation of certain other benefits for a limited period when:

•	the company terminates an executive’s employment for reasons other than cause, or
•	the executive resigns for “good reason.”

The agreements provide for additional benefits if the termination of employment were to occur within two years following a change in control of Sempra Energy.

In order to receive some of the benefits provided for in the agreement, the executive must, upon termination, enter into a general release in favor of the company and Sempra Energy, provide consulting services for a specified period following the date of termination, and agree to abide by certain contractual confidentiality and non-solicitation obligations.

What does resignation for “good reason” mean?

A resignation for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities or, following a change in control of Sempra Energy, changes in employment location.

These provisions are intended to provide safeguards against arbitrary actions that effectively force an executive to resign.

Do the severance agreements provide for a tax gross-up to offset any taxes incurred by the executive as a result of any severance payment?

The severance agreements do not contain any excise tax gross-up provisions.

What happens to outstanding equity awards upon certain terminations or a change in control?

Awards granted under the Sempra Energy 2013 Long-Term Incentive Plan and the Sempra Energy 2019 Long-Term Incentive Plan are subject to a double trigger change in control vesting provision. This means that awards do not automatically vest upon a change in control. Rather, except under limited circumstances, vesting is only accelerated upon a termination of employment that meets certain conditions following a change in control of Sempra Energy. In the event of a termination of employment other than in connection with a change in control, equity awards are generally forfeited to the extent they are not vested at the time of termination, subject to accelerated vesting or non-forfeiture upon termination in certain specific circumstances. See “Compensation Tables — Severance and Change in Control Benefits” below for additional information.

What severance benefits did Mr. Chase receive upon his separation from the California utilities?

Mr. Chase separated from the California utilities effective April 2, 2019. In connection with this separation, the California utilities and Mr. Chase entered into a severance agreement and mutual release on April 19, 2019. Pursuant to the agreement, Mr. Chase received (i) a cash payment of $1,363,725 on September 27, 2019; (ii) a cash payment of $771,838 on April 30, 2019, approximately equal to the value of the service-based restricted stock units previously granted to Mr. Chase under Sempra Energy’s long-term incentive plans, which were forfeited upon his termination; (iii) premium payments made directly to Mr. Chase’s insurer to cover continued group health plan coverage through COBRA for up to 18 months; and (iv) up to $50,000 in outplacement services and up to $50,000 in financial advice planning services for 24 months.

SHARE OWNERSHIP REQUIREMENTS

Share ownership requirements for officers have been established to further strengthen the link between executive and shareholder interests. The requirements set minimum levels of Sempra Energy share ownership that our officers must achieve and maintain. For officers, the requirements are:

OFFICER SHARE OWNERSHIP REQUIREMENTS

Officer Level	Share Ownership Requirement
Chief Executive Officer; President and Chief Operating Officer	3 x base salary
Chief Information Officer; Senior Vice Presidents and Vice Presidents	1 x base salary

Table 15

For purposes of the requirements, we include shares owned directly or through our 401(k) Savings Plan. We also include phantom shares of Sempra Energy common stock into which compensation has been deferred, deferred restricted stock units that have vested, unvested service-based restricted stock units and the vested portion of certain in-the-money stock options.

We expect officers to meet these requirements within five years of hire or promotion to an officer-level position and within three years after promotion to a role with a higher share ownership requirement.

All named executive officers are in compliance with these requirements or have additional time within which to comply with any higher-level requirements applicable to them as a result of a promotion.

ANTI-HEDGING AND PLEDGING POLICIES

Pursuant to the Sempra Energy Insider Trading and Information Confidentiality Policy, all employees, including all officers, and all directors of SoCalGas are prohibited from purchasing financial instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any equity security of Sempra Energy, SoCalGas or any other subsidiary or entity as to which Sempra Energy has majority ownership and control, and are also prohibited from selling “short” any securities of those companies. These prohibitions also apply to family members living in the same household as any such employee, officer or director, as well as entities directly or indirectly controlled by the employee, officer or director.

Officers and directors also are prohibited from pledging shares of Sempra Energy common stock.

IMPACT OF REGULATORY REQUIREMENTS

Many Internal Revenue Code provisions, Securities and Exchange Commission regulations and accounting rules affect the design of executive pay. They are taken into consideration to create and maintain plans that are intended to comply with these requirements and that our Board of Directors and the Compensation Committee of Sempra Energy’s Board of Directors believe are effective and in the best interests of our company and our shareholders.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, SoCalGas was not considered “publicly held” for purposes of Section 162(m). As part of the Tax Cuts and Jobs Act of 2017, the definition of companies to which Section 162(m) applies was expanded and SoCalGas became subject to the provisions of Section 162(m). In addition, the definition of covered employees was expanded to generally include all named executive officers.

The SoCalGas Board of Directors believes that tax deductibility is one important factor in designing and evaluating a compensation program. Although we historically maintained certain performance-based incentive plans that originally were intended to permit the payment of compensation deductible under Section 162(m), subject to the limited transition relief rules in the Tax Cuts and Jobs Act of 2017, we are no longer able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee.

Providing salary levels and other compensation that are not fully tax deductible may be required by competitive or other circumstances and may be in the best interests of our shareholders. Accordingly, the Board of Directors may exercise judgment to provide compensation that may not be fully tax deductible by the company.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

The Board of Directors of SoCalGas has reviewed and discussed with management of the company the Compensation Discussion and Analysis included in this Information Statement and, based upon that review and discussion, authorized that it be so included.

BOARD OF DIRECTORS

Randall L. Clark

J. Bret Lane

Lisa Larroque Alexander

Trevor I. Mihalik

COMPENSATION TABLES

Summary Compensation Table

In the table below, we summarize the compensation for the past three years for our named executive officers.

2019 SUMMARY COMPENSATION TABLE				Stock Awards (K)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (L)
	Year	Salary (I)	Bonus (J)	Restricted stock units	Performance- based annual cash bonus	Pension accruals and above-market interest on non-qualified deferred compensation	All Other Compensation (M)	Total
J. Bret Lane (A)	2019	$540,300	$—	$1,065,640	$662,000	$1,865,263	$88,574	$4,221,777
Chairman and	2018	$501,546	$—	$1,100,329	$549,800	$547,163	$61,489	$2,760,327
Chief Executive Officer	2017	$480,000	$—	$1,122,517	$492,400	$1,000,156	$55,798	$3,150,871
Maryam S. Brown (B)	2019	$395,027	$115,000	$776,392	$449,700	$41,007	$113,137	$1,890,263
President
Jimmie I. Cho (C)	2019	$414,027	$—	$793,588	$435,800	$73,356	$39,592	$1,756,363
Chief Operating Officer	2018	$371,900	$—	$446,452	$315,400	$68,750	$36,021	$1,238,523
Gillian A. Wright (D)	2019	$317,628	$—	$343,785	$287,300	$34,641	$27,198	$1,010,552
Senior Vice President - Customer Services	2018	$278,214	$—	$207,616	$217,500	$36,925	$24,117	$764,372
David J. Barrett (E)	2019	$324,643	$20,000	$272,414	$256,000	$39,748	$115,858	$1,028,663
Vice President and General Counsel
Mia L. DeMontigny (F)	2019	$275,423	$45,000	$124,091	$224,400	$27,642	$36,180	$732,736
Vice President, Chief Financial Officer, Chief Accounting Officer, Controller & Treasurer
Bruce A. Folkmann (G)	2019	$339,900	$—	$282,534	$303,000	$57,322	$35,957	$1,018,713
Former Vice President,	2018	$330,300	$—	$264,382	$258,600	$52,553	$32,762	$938,597
Chief Financial Officer, Chief Accounting Officer, Controller & Treasurer	2017	$320,000	$—	$258,504	$264,400	$68,524	$31,518	$942,946
P. Kevin Chase (H)	2019	$153,491	$—	$786,653	$—	$3,376	$2,271,917	$3,215,437
Former Senior Vice President, Chief Information Officer and Chief Digital Officer	2018	$464,400	$—	$743,211	$420,900	$64,201	$38,696	$1,731,408

(A)	Mr. Lane was appointed as Chief Executive Officer effective December 18, 2018. He became Chairman of the SoCalGas Board of Directors effective March 19, 2019.

(B)	Ms. Brown became President effective March 23, 2019. Prior to that, she was Vice President – Federal Government Affairs of Sempra Energy.

(C)	Mr. Cho was promoted from Senior Vice President – Customer Services and Gas Distribution Operations to Chief Operating Officer effective January 12, 2019.

(D)

Ms. Wright was Chief Human Resources and Chief Administrative Officer until October 19, 2019. On October 19, 2019, she became the Senior Vice President – Customer Services reporting to Ms. Brown and is no longer an executive officer of the company.

(E)	Mr. Barrett became Vice President and General Counsel of SoCalGas effective January 12, 2019. Prior to that, Mr. Barrett was Associate General Counsel of Sempra Energy.

(F)

Ms. DeMontigny became Vice President, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer effective June 15, 2019. Prior to that, Ms. DeMontigny was Assistant Controller of Sempra Energy.

(G)

Mr. Folkmann was Vice President, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer through June 14, 2019. Mr. Folkmann currently is Senior Vice President, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer of SDG&E.

(H)	Mr. Chase separated from the company effective April 2, 2019 and ceased serving as Senior Vice President, Chief Information Officer and Chief Digital Officer of SoCalGas and SDG&E on that date.

(I)	The salary reported for Mr. Chase includes $32,795 for the payout of accrued time off balances.

(J)	Represents a $100,000 cash relocation bonus paid to Ms. Brown, and cash employee recognition awards paid to Mss. Brown and DeMontigny and Mr. Barrett.

(K)

Represents the grant date fair value of stock awards granted during the year. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with GAAP for financial reporting purposes based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in Sempra Energy’s Annual Report to Shareholders for the year ended December 31, 2019 (the Annual Report) but disregarding estimates of forfeitures related to service-based vesting conditions.

Stock awards consist of performance-based and service-based restricted stock units. For the 2019 performance-based restricted stock units with a performance measure based on Sempra Energy’s relative total shareholder return, a Monte Carlo valuation model was used to reflect the probable outcome of performance conditions and calculate grant date fair value. For the 2019 performance-based restricted stock units with a performance measure based on Sempra Energy’s earnings per share growth, the maximum values, assuming the highest level of performance conditions were achieved, would be $410,812 for Mr. Lane; $286,546 for Ms. Brown; $265,862 for Mr. Cho; $93,948 for Ms. Wright; $104,348 for Mr. Barrett; $47,828 for Ms. DeMontigny; $108,896 for Mr. Folkmann; and $303,198 for Mr. Chase.

The value actually realized by executives from stock awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares of Sempra Energy common stock subject to the award.

For additional information regarding equity awards, please see the discussions under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End” below.

(L)

Represents (i) the aggregate change in the actuarial present value of accumulated benefits under pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2019 amounts are:

2019 Change in Pension Value and Above-Market Interest	Change in Accumulated Benefits(1)	Above- Market Interest	Total
J. Bret Lane	$1,845,366	$19,897	$1,865,263
Maryam S. Brown	$40,773	$234	$41,007
Jimmie I. Cho	$60,285	$13,071	$73,356
Gillian A. Wright	$31,611	$3,030	$34,641
David J. Barrett	$38,098	$1,650	$39,748
Mia L. DeMontigny	$27,642	$—	$27,642
Bruce A. Folkmann	$44,576	$12,746	$57,322
P. Kevin Chase	$—	$3,376	$3,376
(1)

The changes in the actuarial value of pension benefits are due to changes in pay, performance-based annual bonus plan performance (which impacts calculation of final average earnings under the SERP as described in “Pension Benefits” below), the accrual of additional age and service and changes in actuarial assumptions such as mortality and interest rates.

For additional information regarding pension benefits and deferred compensation, please see the discussions under “Pension Benefits” and “Nonqualified Deferred Compensation” below.

(M)	All Other Compensation amounts for 2019 are:

2019 All Other Compensation	Company 401(k) and Deferred Compensation Plan Contributions	Insurance Premiums(1)	Other(2)	Total
J. Bret Lane	$42,144	$11,430	$35,000	$88,574
Maryam S. Brown	$10,616	$1,993	$100,528	$113,137
Jimmie I. Cho	$29,099	$1,993	$8,500	$39,592
Gillian A. Wright	$14,741	$1,993	$10,464	$27,198
David J. Barrett	$10,326	$1,939	$103,593	$115,858
Mia L. DeMontigny	$8,400	$1,206	$26,574	$36,180
Bruce A. Folkmann	$23,924	$1,993	$10,040	$35,957
P. Kevin Chase	$20,464	$1,808	$2,249,645	$2,271,917
(1)

Amounts include premiums for supplemental disability benefits (for Mr. Lane only) and personal liability insurance benefits. Information on these programs is provided under “Compensation Discussion and Analysis—Compensation Components—Benefit Plans” above.

(2)

Amounts consist of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of the named executive officers on a dollar-for-dollar basis; financial planning services; an executive benefit program allowance for Mr. Lane of $30,000; non-monetary employee recognition awards for Ms. Brown; relocation-related tax gross-ups of $88,997, $88,894 and $20,819 provided in connection with work location transfers for Ms. Brown, Mr. Barrett and Ms. DeMontigny, respectively (these relocation benefits were consistent with the relocation benefits provided to salaried employees who relocate at the company’s request); and severance benefits for Mr. Chase of $2,249,645. For additional information on the severance benefits provided to Mr. Chase, please see “Severance and Change in Control Benefits” below. Amounts shown do not include parking at company offices and the occasional personal use by executive officers of company property and services (including entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use.

Grants of Plan-Based Awards

Our named executive officers participate in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and long-term basis. Shorter-term incentives, typically performance-based annual cash bonuses, are provided under the EICP. Longer-term incentives, typically Sempra Energy performance-based and service-based restricted stock unit awards, are provided under Sempra Energy’s 2013 Long-Term Incentive Plan and 2019 Long-Term Incentive Plan (although all equity awards granted in 2019 were granted before adoption of the 2019 Long-Term Incentive Plan and thus were granted under the 2013 Long-Term Incentive Plan).

In the following table, we summarize our 2019 grants of plan-based awards to each of the named executive officers.

2019 GRANTS OF PLAN- BASED AWARDS	Grant Date (A)	Authorization Date (A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)(E)			All Other Stock Awards (D)(E) Number of Shares	Grant Date Fair Value of Stock Awards (F)
			Threshold	Target	Maximum	Threshold	Target	Maximum
J. Bret Lane
Performance-based	1/02/19	12/17/18				—	3,366	6,732		$378,348
Restricted Stock Units based on TSR vs. S&P 500 Utilities Index
Performance-based	1/02/19	12/17/18				—	1,443	2,886		$173,883
Restricted Stock Units based on TSR vs. S&P 500 Index
Performance-based	1/02/19	12/17/18				—	1,924	3,848		$205,406
Restricted Stock Units based on EPS growth
Service-based Restricted Stock Units	1/02/19	12/17/18							2,885	$308,003
Performance-Based Annual Bonus			$—	$378,300	$756,600
Maryam S. Brown
Performance-based	1/02/19	12/17/18				—	853	1,706		$95,880
Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	4/01/19	3/29/19				—	1,259	2,518		$197,807
Performance-based	1/02/19	12/17/18				—	366	732		$44,103
Restricted Stock Units based on TSR vs. S&P 500 Index	4/01/19	3/29/19				—	540	1,080		$80,653
Performance-based	1/02/19	12/17/18				—	488	976		$52,099
Restricted Stock Units based on EPS growth	4/01/19	3/29/19				—	720	1,440		$91,174
Service-based Restricted	1/02/19	12/17/18							731	$78,042
Stock Units	4/01/19	3/29/19							1,079	$136,634
Performance-Based Annual Bonus			$—	$249,000	$498,000
Jimmie I. Cho
Performance-based	1/02/19	12/17/18				—	1,506	3,012		$169,279
Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/17/19	1/17/19				—	638	1,276		$80,161
Performance-based	1/02/19	12/17/18				—	646	1,292		$77,844
Restricted Stock Units based on TSR vs. S&P 500 Index	1/17/19	1/17/19				—	274	548		$34,051
Performance-based	1/02/19	12/17/18				—	861	1,722		$91,920
Restricted Stock Units based EPS growth	1/17/19	1/17/19				—	365	730		$41,011
Service-based Restricted	1/02/19	12/17/18							1,291	$137,827
Stock Units	1/17/19	1/17/19							547	$61,461
Service-based Restricted	1/02/19	12/17/18							937	$100,034
Stock Units — Special
Performance-Based Annual Bonus			$—	$249,000	$498,000

2019 GRANTS OF PLAN- BASED AWARDS	Grant Date (A)	Authorization Date (A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)(E)			All Other Stock Awards (D)(E) Number of Shares	Grant Date Fair Value of Stock Awards (F)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Gillian A. Wright
Performance-based	1/02/19	12/17/18				—	770	1,540		$86,550
Restricted Stock Units based on TSR vs. S&P 500 Utilities Index
Performance-based	1/02/19	12/17/18				—	330	660		$39,765
Restricted Stock Units based on TSR vs. S&P 500 Index
Performance-based	1/02/19	12/17/18				—	440	880		$46,974
Restricted Stock Units based on EPS growth
Service-based Restricted	1/02/19	12/17/18							660	$70,462
Stock Units
Service-based Restricted	1/02/19	12/17/18							937	$100,034
Stock Units — Special
Performance-Based Annual Bonus			$—	$164,200	$328,400
David J. Barrett
Performance-based	1/02/19	12/17/18				—	514	1,028		$57,775
Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/17/19	1/17/19				—	323	646		$40,583
Performance-based	1/02/19	12/17/18				—	220	440		$26,510
Restricted Stock Units based on TSR vs. S&P 500 Index	1/17/19	1/17/19				—	139	278		$17,274
Performance-based	1/02/19	12/17/18				—	294	588		$31,387
Restricted Stock Units based EPS growth	1/17/19	1/17/19				—	185	370		$20,787
Service-based Restricted	1/02/19	12/17/18							440	$46,974
Stock Units	1/17/19	1/17/19							277	$31,124
Performance-Based Annual Bonus			$—	$146,300	$292,600
Mia L. DeMontigny
Performance-based	1/02/19	12/17/18				—	392	784		$44,062
Restricted Stock Units based on TSR vs. S&P 500 Utilities Index
Performance-based	1/02/19	12/17/18				—	168	336		$20,244
Restricted Stock Units based on TSR vs. S&P 500 Index
Performance-based	1/02/19	12/17/18				—	224	448		$23,914
Restricted Stock Units based on EPS growth
Service-based Restricted	1/02/19	12/17/18							336	$35,871
Stock Units
Performance-Based Annual Bonus			$—	$121,500	$243,000

2019 GRANTS OF PLAN- BASED AWARDS	Grant Date (A)	Authorization Date (A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)(E)			All Other Stock Awards (D)(E) Number of Shares	Grant Date Fair Value of Stock Awards (F)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Bruce A. Folkmann
Performance-based	1/02/19	12/17/18				—	892	1,784		$100,263
Restricted Stock Units based on TSR vs. S&P 500 Utilities Index
Performance-based	1/02/19	12/17/18				—	383	766		$46,152
Restricted Stock Units based on TSR vs. S&P 500 Index
Performance-based	1/02/19	12/17/18				—	510	1,020		$54,448
Restricted Stock Units based on EPS growth
Service-based Restricted	1/02/19	12/17/18							765	$81,671
Stock Units
Performance-Based Annual Bonus			$—	$159,700	$319,400
P. Kevin Chase
Performance-based	1/02/19	12/17/18				—	2,485	4,970		$279,321
Restricted Stock Units based on TSR vs. S&P 500 Utilities Index
Performance-based	1/02/19	12/17/18				—	1,065	2,130		$128,334
Restricted Stock Units based on TSR vs. S&P 500 Index
Performance-based	1/02/19	12/17/18				—	1,420	2,840		$151,599
Restricted Stock Units based on EPS growth
Service-based Restricted	1/02/19	12/17/18							2,130	$227,399
Stock Units
Performance-Based Annual Bonus			$—	$60,400	$120,800

(A)

Grant and authorization dates are applicable to equity incentive awards, which consist of performance-based restricted stock units and service-based restricted stock units. Awards are authorized as part of annual compensation planning that is typically completed in December with salary adjustments becoming effective on January 1 and awards granted on the first trading day of January. The Compensation Committee of the Sempra Energy Board of Directors approves a dollar value and the other terms for the awards to be granted to each named executive officer. Special equity awards also may be granted at other times, including upon the hiring or promotion of executive officers, for outstanding performance, or to promote retention. In accordance with the terms approved by the Compensation Committee of the Sempra Energy Board of Directors, on the grant date, the precise number of shares to be granted to each named executive officer (including the supplemental annual LTIP awards granted to Messrs. Cho and Barrett and the special service-based restricted stock unit awards granted to Mr. Cho and Ms. Wright) was calculated using the closing price for shares of Sempra Energy common stock on that date (or, for Ms. Brown’s supplemental annual LTIP award, the number of shares granted was calculated using the closing price for shares of Sempra Energy common stock on January 17, 2019). Ms. Brown and Messrs. Cho and Barrett each received additional awards granted April 1, 2019 for Ms. Brown and January 17, 2019 for Messrs. Cho and Barrett in connection with their appointments as President, Chief Operating Officer and Vice President and General Counsel, respectively. For the supplemental annual LTIP awards granted to Ms. Brown and Messrs. Cho and Barrett, the dollar value used to calculate the number of units granted to each was based on the incremental difference between the target LTIP award value for their new roles compared to the target value of the LTIP awards granted to them on January 2, 2019 based on their prior roles.

(B)

Non-equity incentive plan awards consisted of performance-based annual bonuses payable under the EICP or the Shared Services Plan (and the Sempra Energy plan in which Mss. Brown and DeMontigny participated prior to becoming officers of SoCalGas and the SDG&E plan in which Mr. Folkmann participated after he ceased being an officer of SoCalGas). Amounts reported in the table represent estimates at the beginning of 2019 of bonuses expected to be paid under financial, operational and individual performance measures established by our Board of Directors (but taking into consideration subsequent promotions or, for Mr. Chase, his subsequent termination that resulted in changes to base salary and/or bonus targets). Outstanding company or individual performance may result in the payment of bonuses that exceed the target amounts. In no event will actual payouts exceed the maximum bonuses established under the plan for each executive.

The performance measures for 2019 were satisfied at levels resulting in above-target bonus payouts. These amounts are reported in the 2019 Summary Compensation Table as non-equity incentive plan compensation earned in 2019. Please see “Compensation Discussion and Analysis—Compensation Components—Performance-Based Annual Bonuses” for additional information.

(C)

Equity incentive plan awards consisted of Sempra Energy performance-based restricted stock units granted under Sempra Energy’s 2013 Long-Term Incentive Plan. Shares subject to the performance-based restricted stock units generally will vest or be forfeited in early 2022 based on Sempra Energy’s total shareholder return and EPS growth for 2019-2021. For information about the treatment of performance-based restricted stock units in the event of a termination of employment before the end of the performance period or in the event of a change in control (including pursuant to the severance agreement and mutual release entered into between the California utilities and Mr. Chase following Mr. Chase’s separation from both companies in April 2019), see “Severance and Change in Control Benefits” below.

For the two components of performance-based restricted stock units with a total shareholder return performance measure, the target number of shares will vest if Sempra Energy has achieved a cumulative three-year total shareholder return that places it among the top 50% of the companies in the S&P 500 Utilities Index or S&P 500 Index, as applicable, with additional shares vesting ratably for performance above the 50th percentile of the applicable index to the maximum number (200% of the target number) for performance at or above the 90th percentile of that index. If Sempra Energy’s performance does not place Sempra Energy among the top 50%, but is above the 25th percentile of the companies in the applicable index, the number of shares that vest will decline from the target number of shares at the 50th percentile to zero shares at the 25th percentile.

For the performance-based restricted stock units with an earnings per share growth performance measure, the target number of shares will vest, subject to the discretion (to make adjustments to earnings) of the Compensation Committee of the Sempra Energy Board of Directors, if Sempra Energy has achieved a compound annual growth rate of 5.4%. If performance is at 6.3%, 150% of the target number of shares will vest, and if performance is at 7.8% or higher, the maximum number (200% of the target number) of shares will vest. If Sempra Energy’s compound annual earnings per share growth rate is less than 5.4%, shares will vest for performance above 3.7% declining from the target number of shares at 5.4% to zero shares at 3.7%.

(D)

With the exception of the special awards granted to Mr. Cho and Ms. Wright, represents service-based restricted stock units that vest ratably over three years. The special awards granted to Mr. Cho and Ms. Wright vest ratably over two years. For information about the treatment of service-based restricted stock units in the event of a termination of employment before the end of the service period or in the event of a change in control (including pursuant to the severance agreement and mutual release entered into between the California utilities and Mr. Chase following Mr. Chase’s separation from both companies in April 2019), see “Severance and Change in Control Benefits” below.

(E)

During the performance or service periods, dividends paid or that would have been paid on the shares subject to the award are reinvested or deemed reinvested to purchase additional shares, at their fair market value, which become subject to the same forfeiture and vesting conditions (including performance criteria, if applicable) as the shares to which the dividends relate. Due to the inability to forecast stock prices at which future dividends would be reinvested, the amounts shown in the table do not include such dividends.

Unless the named executive officer instructs otherwise, Sempra Energy will withhold a sufficient number of shares to which the participant would otherwise be entitled to pay the minimum amount of withholding taxes that become payable.

(F)

These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with GAAP based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in the Annual Report but disregarding estimates of forfeitures related to service-based vesting conditions. The value actually realized by executives from stock awards will depend on the extent to which performance- and service-based vesting conditions are satisfied and the market value of the shares of Sempra Energy common stock subject to the award.

Outstanding Equity Awards at Year-End

In the table below, we summarize grants of Sempra Energy equity awards that were outstanding at December 31, 2019 for our executive officers named in the 2019 Summary Compensation Table. These awards consist solely of restricted stock units under Sempra Energy’s long-term incentive plans. The named executive officers held no stock options as of December 31, 2019. Mr. Chase is not included in the table below because his awards were forfeited upon his separation from service effective April 2, 2019. Please see “Severance and Change in Control Benefits” below for additional information.

2019 OUTSTANDING EQUITY AWARDS AT YEAR-END		Stock Awards
		Equity Incentive Plan Awards (Performance-Based Restricted Stock Units) (A)			Other Stock Awards (Service-Based Restricted Stock Units) (B)
	Grant Date	Number of Unearned/ Unvested Shares (C)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares (C)	Market Value of Unearned/ Unvested Shares
J. Bret Lane	01/02/19	6,866	$1,040,117
	01/02/19	2,240	339,306
	01/02/19	1,965	297,637
	01/02/19				2,946	$446,300	(F)
	01/02/18	4,728	716,272
	01/02/18	2,411	365,217
	01/02/18	1,601	242,467
	01/02/18				2,402	363,780
	01/02/18				1,501	227,303	(G)
	01/03/17	4,319	654,220	(D)
	01/03/17	2,516	381,078	(D)
	01/03/17	2,474	374,824	(E)
	01/03/17				2,062	312,354

		29,120	$4,411,138		8,911	$1,349,737
Maryam S. Brown	04/01/19	2,549	$386,145
	04/01/19	832	126,031
	04/01/19	730	110,553
	04/01/19				1,094	$165,676	(F)
	01/02/19	1,740	263,583
	01/02/19	568	86,061
	01/02/19	498	75,492
	01/02/19				747	113,083	(F)
	01/02/18	1,491	225,796
	01/02/18	761	115,248
	01/02/18	505	76,459
	01/02/18				757	114,609
	01/03/17	1,273	192,780	(D)
	01/03/17	753	114,045	(D)
	01/03/17	738	111,790	(E)
	01/03/17				608	92,062

		12,438	$1,883,983		3,206	$485,430

2019 OUTSTANDING EQUITY AWARDS AT YEAR-END		Stock Awards
		Equity Incentive Plan Awards (Performance-Based Restricted Stock Units) (A)			Other Stock Awards (Service-Based Restricted Stock Units) (B)
	Grant Date	Number of Unearned/ Unvested Shares (C)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares (C)	Market Value of Unearned/ Unvested Shares
Jimmie I. Cho	01/17/19	1,301	$197,146
	01/17/19	425	64,428
	01/17/19	373	56,464
	01/17/19				559	$84,619	(F)
	01/02/19	3,072	465,364
	01/02/19	1,003	151,900
	01/02/19	879	133,194
	01/02/19				1,318	199,714	(F)
	01/02/19				957	144,951	(H)
	01/02/18	2,638	399,568
	01/02/18	1,345	203,679
	01/02/18	894	135,360
	01/02/18				1,339	202,880
	01/03/17	3,006	455,288	(D)
	01/03/17	1,744	264,251	(D)
	01/03/17	1,715	259,747	(E)
	01/03/17				1,433	217,004

		18,395	$2,786,389		5,606	$849,168
Gillian A. Wright	01/02/19	1,571	$237,935
	01/02/19	512	77,596
	01/02/19	449	68,067
	01/02/19				674	$102,100	(F)
	01/02/19				957	144,951	(H)
	01/02/18	1,227	185,839
	01/02/18	626	94,816
	01/02/18	415	62,891
	01/02/18				623	94,337
	01/03/17	1,625	246,102	(D)
	01/03/17	955	144,643	(D)
	01/03/17	933	141,381	(E)
	01/03/17				781	118,366

		8,313	$1,259,270		3,035	$459,754
David J. Barrett	01/17/19	659	$99,809
	01/17/19	216	32,684
	01/17/19	189	28,619
	01/17/19				283	$42,851	(F)
	01/02/19	1,049	158,830
	01/02/19	342	51,731
	01/02/19	300	45,481
	01/02/19				449	68,067	(F)
	01/02/18	627	94,931
	01/02/18	320	48,525
	01/02/18	213	32,244
	01/02/18				318	48,206
	01/03/17	514	77,932	(D)
	01/03/17	312	47,287	(D)
	01/03/17	304	46,031	(E)
	01/03/17				250	37,811

		5,045	$764,104		1,300	$196,935

2019 OUTSTANDING EQUITY AWARDS AT YEAR-END		Stock Awards
		Equity Incentive Plan Awards (Performance-Based Restricted Stock Units) (A)			Other Stock Awards (Service-Based Restricted Stock Units) (B)
	Grant Date	Number of Unearned/ Unvested Shares (C)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares (C)	Market Value of Unearned/ Unvested Shares
Mia L. DeMontigny	01/02/19	800	$121,131
	01/02/19	261	39,503
	01/02/19	229	34,652
	01/02/19				343	$51,978	(F)
	01/02/18	678	102,708
	01/02/18	346	52,356
	01/02/18	230	34,798
	01/02/18				345	52,197
	01/03/17	650	98,441	(D)
	01/03/17	386	58,413	(D)
	01/03/17	391	59,183	(E)
	01/03/17				315	47,675

		3,971	$601,185		1,003	$151,850
Bruce A. Folkmann	01/02/19	1,820	275,634
	01/02/19	595	90,058
	01/02/19	521	78,895
	01/02/19				781	118,343	(F)
	01/02/18	1,561	236,523
	01/02/18	797	120,675
	01/02/18	529	80,131
	01/02/18				793	120,196
	01/03/17	1,354	205,085	(D)
	01/03/17	790	119,608	(D)
	01/03/17	781	118,366	(E)
	01/03/17				651	98,638

		8,748	1,324,975		2,225	337,177

(A)

Performance-based restricted stock units generally will vest or will be forfeited in whole or in part at the end of a three-year performance period based upon Sempra Energy’s total shareholder return compared to market and peer group indices and Sempra Energy’s EPS growth. For information about the treatment of performance-based restricted stock units in the event of a termination of employment before the end of the performance period or in the event of a change in control (including pursuant to the severance agreement and mutual release entered into between the California utilities and Mr. Chase following Mr. Chase’s separation from both companies in April 2019), see “Severance and Change in Control Benefits” below.

For total shareholder return-based awards, we have reported the number and market value of shares subject to the awards (together with reinvested dividends and dividend equivalents) that would have vested at December 31, 2019 had the applicable performance and service periods ended at that date. As of December 31, 2019, the performance for these awards as a percentage of target was:

Total Shareholder Return-Based Awards	Performance as of December 31, 2019
2019 Award (TSR vs. S&P 500 Utilities Index)	200%
2019 Award (TSR vs. S&P 500 Index)	152%
2018 Award (TSR vs. S&P 500 Utilities Index)	168%
2018 Award (TSR vs. S&P 500 Index)	200%
2017 Award (TSR vs. S&P 500 Utilities Index)	125%
2017 Award (TSR vs. S&P 500 Index)	169%

The EPS growth-based awards granted on January 2, 2018, January 2, 2019, January 17, 2019 and April 1, 2019 (together with related reinvested dividend equivalents) are reported based on target performance, as the performance period has not yet ended and the EPS for the final year(s) of the performance period has not yet been determined. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied at the actual end of the applicable performance period and may be fewer or greater than the number reported in the table.

On February 25, 2020, the January 3, 2017 awards based on EPS growth (as adjusted for LTIP purposes) with a performance period that ended on December 31, 2019 vested at 200% of target, or maximum performance. These awards are reported based on the final performance result of 200% of target. For additional detail, see Note C to the “2019 Option Exercises and Stock Vested” table below.

On January 16, 2020, the January 3, 2017 awards based on total shareholder return compared to the S&P 500 Utilities Index vested at 125% of target and the awards based on total shareholder return compared to the S&P 500 Index vested at 169% of target.

(B)

Except as described in footnote (H) below, service-based restricted stock units granted on January 2, 2019 vest ratably over three years on the first NYSE trading day of 2020, 2021 and 2022. Except as described in footnote (G) below, service-based restricted stock units granted on January 2, 2018 and January 2, 2017 vest at the end of three years. For information about the treatment of service-based restricted stock units in the event of a termination of employment before the end of the service period or in the event of a change in control (including pursuant to the severance agreement and mutual release entered into between the California utilities and Mr. Chase following Mr. Chase’s separation from both companies in April 2019), see “Severance and Change in Control Benefits” below.

(C)

Includes shares purchased and deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate. Does not include reinvested dividends and dividend equivalents with a record date of December 30, 2019 that were paid on January 15, 2020.

(D)

These awards vested on January 16, 2020, upon the determination and certification by the Compensation Committee of the Sempra Energy Board of Directors of the total shareholder return results. The value realized upon the vesting of these shares is set forth in Note C to the “2019 Option Exercises and Stock Vested” table below.

(E)

These awards vested on February 25, 2020, upon the determination and certification by the Compensation Committee of the Sempra Energy Board of Directors of the EPS growth results. The value realized upon the vesting of these shares is set forth in Note C to the “2019 Option Exercises and Stock Vested” table below.

(F)	The first of three annual installments of these awards vested on January 2, 2020.

(G)

The second of three installments of Mr. Lane’s special January 2, 2018 restricted stock unit award vested on January 2, 2020. This award vests annually over three years (50% on January 2, 2019, 25% on January 2, 2020 and 25% on January 4, 2021).

(H)	The first of two annual installments of these awards vested on January 2, 2020.

Option Exercises and Stock Vested

In the table below, we summarize the stock options that were exercised by and the restricted stock units that vested for each of our named executive officers during 2019.

2019 OPTION EXERCISES AND STOCK VESTED	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (A)	Number of Shares Acquired on Vesting	Value Realized on Vesting (B)(C)
J. Bret Lane	875	$71,626	9,108	$999,419
Maryam S. Brown			—	$—
Jimmie I. Cho			3,827	$424,386
Gillian A. Wright			1,170	$131,837
David J. Barrett	325	$26,763	590	$66,621
Mia L. DeMontigny			754	$85,087
Bruce A. Folkmann	900	$59,499	1,367	$154,044
P. Kevin Chase			978	$118,554

(A)

Calculated based on the number of shares of Sempra Energy common stock acquired upon exercise of a stock option and the difference between the market value of such shares on the exercise date and the exercise price of the applicable stock option.

(B)

Market value of vesting Sempra Energy common stock (including reinvested dividends) at the vesting date. Also includes the dividend equivalent with a record date of December 31, 2018, that was paid on January 15, 2019.

(C)

The total shareholder return-based restricted stock unit awards granted in January 2016 that were scheduled to vest in January 2019 were below threshold performance and, therefore, did not vest and were forfeited. The amounts shown in the table above relate to the

EPS growth-based restricted stock unit awards granted in January 2016, which vested at 200% of target performance on February 21, 2019. The amounts shown for Messrs. Lane, Cho, Barrett and Folkmann and Mss. Wright and DeMontigny also include service-based restricted stock unit awards granted on January 4, 2016 that vested on January 2, 2019. In addition, the amounts shown for Mr. Lane include the vesting of 100% of his special service-based restricted stock unit award granted on January 3, 2017 and 50% of his special service-based restricted stock unit award granted on January 2, 2018, each of which vested on January 2, 2019; and the amounts shown for Mr. Chase include the vesting of 50% of his special service-based restricted stock unit award granted on March 4, 2017 that vested on March 4, 2019.

Performance-based restricted stock unit awards granted in January 2017 that measured total shareholder return performance against the S&P 500 Utilities Index companies and the S&P 500 Index companies vested on January 16, 2020 at 124.5% of target performance and 168.6% of target performance, respectively. The 2017 performance-based restricted stock unit awards based on EPS growth (as adjusted for LTIP purposes) vested on February 25, 2020 at 200% of target performance. The 2017 service-based restricted stock unit awards with three-year cliff vesting and the first of three installments of the service-based restricted stock unit awards granted on January 2, 2019, January 17, 2019 and April 1, 2019 vested on January 2, 2020. In addition, 25% of Mr. Lane’s special January 2, 2018 service-based restricted stock unit award and 50% of Mr. Cho’s and Ms. Wright’s special January 2, 2019 service-based restricted stock unit awards vested on January 2, 2020. The number of those units that vested and their market value (including the units and the value of the dividend equivalent with a record date of December 30, 2019, that was paid on January 15, 2020), none of which are reflected in this table due to the vesting of the applicable awards after December 31, 2019, were: 13,169 shares of Sempra Energy common stock and $2,006,518 for Mr. Lane; 4,005 shares of Sempra Energy common stock and $609,951 for Ms. Brown; 9,048 shares of Sempra Energy common stock and $1,378,963 for Mr. Cho; 5,023 shares of Sempra Energy common stock and $765,145 for Ms. Wright; 1,633 shares of Sempra Energy common stock and $248,742 for Mr. Barrett; 1,864 shares of Sempra Energy common stock and $284,493 for Ms. DeMontigny; and 3,855 shares of Sempra Energy common stock and $588,293 for Mr. Folkmann.

Pension Benefits

Our named executive officers participate in the Sempra Energy Cash Balance Plan, a broad-based tax-qualified retirement plan that is subject to certain limits under the Internal Revenue Code. Under the plan, a notional account is credited annually for each participant in an amount equal to 7.5% of the participant’s salary and performance-based annual bonus. Account balances earn interest and are fully vested after three years of service.

In addition to the Cash Balance Plan, Mr. Lane participates in the Sempra Energy Supplemental Executive Retirement Plan, a nonqualified pension plan designed to recruit and retain executive talent. Under the plan, benefits are calculated using a defined benefit formula based on final average earnings (average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement), years of service and age at retirement of the executive officer. Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.

Benefits under the defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60. Benefits for Mr. Lane, who became a participant in the plan on June 1, 2015, will not begin vesting in the defined benefit until he has participated in the plan for five years, after which all prior service will be considered. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50% joint and survivor annuity is 20% after five years of service, 40% after 10 years of service, 50% after 15 years of service, 60% after 20 years of service, 62.5% after 30 years of service, and 65% after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Supplemental Executive Retirement Plan participants with at least three years of service who do not meet the minimum vesting criteria under the defined benefit formula (five years of service and attainment of age 55) and participants in the Sempra Energy Cash Balance Restoration Plan are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. Cash Balance Restoration Plan account balances earn interest and are fully vested after three years of service. As participants in the Cash Balance Restoration Plan, Messrs. Cho, Barrett and Folkmann, and Mss. Brown, Wright and DeMontigny are entitled to this benefit. Mr. Chase did not meet the plan’s vesting requirements upon his termination of employment and is not entitled to a benefit under the plan.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.

In the table below, we summarize the present value of accumulated benefits under the various retirement plans at December 31, 2019 for our named executive officers.

PENSION BENEFITS AT YEAR-END	Plan	Years of Credited Service	Present Value of Accumulated Benefit (A)
J. Bret Lane	Cash Balance Plan	38	$1,561,215
	Supplemental Executive Retirement Plan	38	7,682,470
	Total (B)		$9,243,685
Maryam S. Brown	Cash Balance Plan	3	$60,747
	Cash Balance Restoration Plan	3	61,682
	Total (C)		$122,429
Jimmie I. Cho	Cash Balance Plan	28	$493,888
	Cash Balance Restoration Plan	28	173,659
	Total (C)		$667,547
Gillian A. Wright	Cash Balance Plan	20	$374,972
	Cash Balance Restoration Plan	20	62,203
	Total (C)		$437,175
David J. Barrett	Cash Balance Plan	17	$392,388
	Cash Balance Restoration Plan	17	263,392
	Total (C)		$655,780
Mia L. DeMontigny	Cash Balance Plan	4	$80,512
	Cash Balance Restoration Plan	4	28,644
	Total (C)		$109,156
Bruce A. Folkmann	Cash Balance Plan	15	$297,595
	Cash Balance Restoration Plan	15	141,531
	Total (C)		$439,126
P. Kevin Chase	Cash Balance Plan	2	$—
	Cash Balance Restoration Plan	2	—
	Total (D)		$—

(A)

Amounts are based on the assumptions used for financial reporting purposes set forth in Note 9 of the Notes to Consolidated Financial Statements contained in the Annual Report, except that retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under the plan or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amount shown for the Supplemental Executive Retirement Plan is the present value of the incremental benefit over that provided by the Cash Balance Plan.

(B)

Mr. Lane is eligible for early retirement benefits under the defined benefit formula of the Supplemental Executive Retirement Plan. At December 31, 2019, Mr. Lane was age 60. Had he retired at December 31, 2019, Mr. Lane would have received a total benefit of $2,425,109.

(C)

Mss. Brown, Wright and DeMontigny and Messrs. Cho, Barrett and Folkmann, who are not participants in the Supplemental Executive Retirement Plan, are vested in benefits under the Cash Balance Plan and nonqualified Cash Balance Restoration Plan. Had their employment terminated on December 31, 2019, their benefits would have been $164,678 for Ms. Brown, $730,116 for Mr. Cho, $507,499 for Ms. Wright, $729,147 for Mr. Barrett, $134,787 for Ms. DeMontigny and $499,075 for Mr. Folkmann.

(D)	Mr. Chase did not meet the vesting requirements upon his termination of employment and is not entitled to a benefit under the plans.

Nonqualified Deferred Compensation

Sempra Energy’s nonqualified deferred compensation plans permit executives to elect on a year-by-year basis to defer the receipt of up to 85% of their annual salary and performance-based annual bonus for payment in installments or in a lump sum at a future date in connection with an executive’s separation from service or on a fixed in-service distribution date. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

The timing and form of distribution are selected by the executive at the time of the deferral election, and subsequent changes are limited. In the event of a change in control of Sempra Energy, participant accounts are distributed in a lump sum immediately prior to the date of the change in control. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110% of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Corporate Bond Yield Average Rate plus 1% (5.3% for 2019) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under tax-qualified 401(k) savings plans in which all employees may participate. Deferrals of performance-based restricted stock unit awards cannot be transferred into other investments and are paid out in shares of common stock in accordance with the officer’s payout elections.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) plan. Because of these limits, matching contributions for deferred compensation plan participants are made through the deferred compensation plan. The deferred compensation matching contribution is equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) matching contributions. There are no company matching contributions on deferrals of performance-based restricted stock unit awards.

All employee contributions and related investment earnings in the deferred compensation plan vest immediately. New participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

The table below summarizes information regarding participation in Sempra Energy’s nonqualified deferred compensation plans by each of the executive officers named in the 2019 Summary Compensation Table.

2019 NONQUALIFIED DEFERRED COMPENSATION	Executive Contributions in 2019 (A)	Company Contributions in 2019 (B)	Aggregate Earnings in 2019 (C)	Aggregate Distributions in 2019 (D)	Aggregate Balance at 12/31/19 (E)

J. Bret Lane	$328,915	$32,064	$281,633	$—	$2,359,505

Maryam S. Brown	$17,010	$1,531	$7,080	$—	$49,593

Jimmie I. Cho	$515,325	$20,613	$534,016	$(19,163)	$3,406,094

Gillian A. Wright	$61,000	$10,371	$12,140	$—	$209,489

David J. Barrett	$—	$—	$21,396	$—	$167,386

Mia L. DeMontigny	$—	$—	$4,467	$—	$23,044

Bruce A. Folkmann	$239,238	$16,158	$43,476	$—	$833,659

P. Kevin Chase	$84,180	$10,400	$9,901	$—	$206,609

(A)

Executive contributions consist of deferrals of salary and performance-based annual bonus that also are reported as compensation in the 2019 Summary Compensation Table. Timing differences between reporting bonus compensation in the 2019 Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in this table than the amounts that have been reported as compensation for the same year in the 2019 Summary Compensation Table. Executive contributions in 2019 that also are included as 2019 salary reported in the 2019 Summary Compensation Table total $54,015 for Mr. Lane; $0 for Ms. Brown; $247,235 for Mr. Cho; $28,375 for Ms. Wright; $0 for Mr. Barrett; $0 for Ms. DeMontigny; $135,798 for Mr. Folkmann; and $0 for Mr. Chase. Deferrals of the 2019 bonus that was paid on March 12, 2020 are not included in the table above.

(B)

Company contributions are equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) matching contributions.

(C)

Earnings are measured as the difference in deferred account balances between the beginning and the end of the year plus nonqualified deferred compensation distributions (if applicable) minus executive and company contributions during the year. Earnings consisting of above-market interest also are reported in the 2019 Summary Compensation Table. Excluding above-market interest, earnings (or losses) for 2019 were $261,737 for Mr. Lane; $6,846 for Ms. Brown; $520,945 for Mr. Cho; $9,110 for Ms. Wright; $19,746 for Mr. Barrett; $4,467 for Ms. DeMontigny; $30,730 for Mr. Folkmann and $6,525 for Mr. Chase. These earnings are not reported in the 2019 Summary Compensation Table.

(D)	Mr. Cho received an in-service payment of nonqualified deferred compensation in the amount of $19,163 during the year ending December 31, 2019.

(E)

Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions and all earnings that consist of above-market interest have been included in the 2019 Summary Compensation Table for 2019 or prior years. Such aggregate amounts (other than the 2016 bonus paid in 2017) reported in the 2019 Summary Compensation Table for fiscal years 2017, 2018 and 2019 are $1,000,788 for Mr. Lane; $18,775 for Ms. Brown; $873,340 for Mr. Cho; $102,992 for Ms. Wright; $1,650 for Mr. Barrett; $0 for Ms. DeMontigny; $698,523 for Mr. Folkmann; and $164,447 for Mr. Chase. These amounts do not include the portion of the 2019 performance-based annual bonus deferred in 2020 but do include the portion of the 2016 performance-based annual bonus deferred in 2017.

Severance and Change in Control Benefits

Each of our named executive officers has a severance pay agreement. Each agreement is for a three-year term and is automatically extended for an additional year upon each agreement’s anniversary unless we or the executive elects not to extend the term.

The severance pay agreements provide executives with severance benefits in the event that we were to terminate the executive’s employment during the agreement’s term for reasons other than “cause”, death or disability, or the executive were to do so for “good reason”. The nature and amount of the severance benefits vary depending on the executive’s position, and increased benefits are provided if, upon termination, the executive agrees to provide consulting services for two years (one-year for Mss. DeMontigny and Wright and Messrs. Barrett and Folkmann) and agrees to abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits also are provided if the termination of employment were to occur within two years following a “change in control” of Sempra Energy.

The definitions of “cause” and “good reason” vary depending on whether the termination of employment occurs after a change in control of Sempra Energy or otherwise. However, “cause” is generally defined to include a willful and continued failure by the executive to perform his or her duties to the company, and “good reason” is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities and, following a change in control, certain changes in employment location. A “change in control” is defined in the agreements to generally include events resulting in a change in the effective control of Sempra Energy or a change in the ownership of a substantial portion of Sempra Energy’s assets.

Awards granted under the Sempra Energy 2013 Long-Term Incentive Plan and the Sempra Energy 2019 Long-Term Incentive Plan include a “double trigger” provision for vesting of equity in connection with a change in control. Restricted stock unit awards issued to date under these plans provide for continuation following a change in control through the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Article 16 of the Sempra Energy 2013 Long-Term Incentive Plan and Article 14 of the Sempra Energy 2019 Long-Term Incentive Plan. If awards are not assumed or replaced, or if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, awards would vest upon the change in control. If such awards are subject to performance-based vesting, such awards would vest at the greater of target performance level or the actual performance level had the performance period ended on the last day of the calendar year immediately preceding the date of the change in control (or, for awards based on total shareholder return, had the performance period ended on the date of the change in control). Messrs. Lane, Cho and Barrett have attained age 55 and completed at least five years of service. Service-based awards that are not assumed or replaced will vest in full immediately preceding the date of the change in control. Also, any outstanding awards would immediately vest upon an executive’s involuntary termination other than for cause, termination for “good reason”, death, disability, or retirement during the three-year period following a change in control. Service-based awards also vest upon an executive’s death.

With respect to performance-based awards, if an executive’s employment is terminated after the executive has attained age 55 and completed five years of service (and the termination is other than for cause), and the termination occurs after completion of one year of the applicable performance period (or after November 30th of the year in which the grant was made if the executive has attained age 62), the executive’s award is not forfeited as a result of the termination of employment. Performance-based awards continue to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable performance period. If an executive’s employment is terminated and the executive has not met the retirement eligibility criteria specified in the award agreement or the termination is for cause, performance-based awards are forfeited.

With respect to service-based awards, if an executive’s employment is terminated during the service period, the award is forfeited, subject to earlier vesting upon a change in control of Sempra Energy, the death of the executive, at the discretion of the Compensation Committee of the Sempra Energy Board of Directors or as otherwise provided in connection with the grant of the award.

We summarize below the benefits each of our executive officers named in the 2019 Summary Compensation Table (other than Mr. Chase) would have been entitled to receive had we terminated his or her employment (other than for cause, death or disability) at December 31, 2019, or had the executive done so for “good reason” on that date, and the benefits each executive would have been entitled to receive had such termination occurred within two years following a change in control of Sempra Energy (or within three years for purposes of certain equity award acceleration). These amounts assume the executive had entered into a two-year (one-year for Mss. DeMontigny and Wright and Messrs. Barrett and Folkmann) consulting, non-solicitation and confidentiality agreement providing for enhanced severance. We also show the benefits that each executive (other than Mr. Chase) would have been entitled to receive in the event of his or her death or disability on December 31, 2019. In addition, we show the benefits that each executive (other than Mr. Chase) would have been entitled to receive (accelerated vesting of restricted stock units) had a change in control of Sempra Energy occurred on December 31, 2019, whether or not accompanied or followed by a termination of the executive’s employment.

For Mr. Chase, the table below summarizes the benefits he actually received pursuant to the severance agreement and mutual release entered into between the California utilities and Mr. Chase following his separation from both companies in April 2019.

SEVERANCE AND CHANGE IN CONTROL BENEFITS	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason or Death			Change in Control Only
	Unrelated to a Change in Control	Change in Control	Resulting From Death	(Without Termination of Employment)

J. Bret Lane
Lump Sum Cash Payment (A)	$1,537,250	$2,049,667
Acceleration of Existing Equity Awards (B)		5,760,875	1,349,737	5,760,875
Enhanced Retirement Benefits (C)		7,322,997	7,322,997
Health & Welfare Benefits (D)	39,711	78,644
Financial Planning (E)	37,500	50,000
Outplacement	50,000	50,000
Total	$1,664,461	$15,312,183	$8,672,734	$5,760,875

Maryam S. Brown
Lump Sum Cash Payment (A)	$1,005,200	$1,507,800
Acceleration of Existing Equity Awards (B)		1,682,596	485,430	—
Enhanced Retirement Benefits (C)
Health & Welfare Benefits (D)	39,711	55,171
Financial Planning (E)	37,500	50,000
Outplacement	50,000	50,000
Total	$1,132,411	$3,345,567	$485,430	$—
Total After Severance Reduction (F)	$1,132,411	$2,610,347	$485,430	$—

SEVERANCE AND CHANGE IN CONTROL BENEFITS	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason or Death			Change in Control Only
	Unrelated to a Change in Control	Change in Control	Resulting From Death	(Without Termination of Employment)

Jimmie I. Cho
Lump Sum Cash Payment (A)	$1,063,700	$1,418,267
Acceleration of Existing Equity Awards (B)		3,635,557	849,168	3,635,557
Enhanced Retirement Benefits (C)
Health & Welfare Benefits (D)	2,701	7,201
Financial Planning (E)	37,500	50,000
Outplacement	50,000	50,000
Total	$1,153,901	$5,161,025	$849,168	$3,635,557

Gillian A. Wright
Lump Sum Cash Payment (A)	$526,567	$789,850
Acceleration of Existing Equity Awards (B)		1,272,357	459,754	—
Enhanced Retirement Benefits (C)
Health & Welfare Benefits (D)	26,474	41,225
Financial Planning (E)	25,000	37,500
Outplacement	50,000	50,000
Total	$628,041	$2,190,932	$459,754	$—

David J. Barrett
Lump Sum Cash Payment (A)	$534,674	$935,680
Acceleration of Existing Equity Awards (B)		961,039	196,935	961,039
Enhanced Retirement Benefits (C)
Health & Welfare Benefits (D)	26,374	41,181
Financial Planning (E)	25,000	37,500
Outplacement	50,000	50,000
Total	$636,048	$2,025,400	$196,935	$961,039

Mia L. DeMontigny
Lump Sum Cash Payment (A)	$460,499	$805,872
Acceleration of Existing Equity Awards (B)		538,268	151,850	—
Enhanced Retirement Benefits (C)
Health & Welfare Benefits (D)	26,314	40,866
Financial Planning (E)	25,000	37,500
Outplacement	50,000	50,000
Total	$561,813	$1,472,506	$151,850	$—

Bruce A. Folkmann
Lump Sum Cash Payment (A)	$592,900	$889,350
Acceleration of Existing Equity Awards (B)		1,188,836	337,177	—
Enhanced Retirement Benefits (C)
Health & Welfare Benefits (D)	17,507	27,942
Financial Planning (E)	25,000	37,500
Outplacement	50,000	50,000
Total	$685,407	$2,193,628	$337,177	$—

P. Kevin Chase
Lump Sum Cash Payment (G)	$1,363,725
Acceleration of Existing Equity Awards (G)	771,838
Enhanced Retirement Benefits
Health & Welfare Benefits (G)	39,082
Financial Planning (G)	30,000
Outplacement (G)	45,000
Total	$2,249,645	$—	$—	$—

(A)

The severance payment is equal to one-half times (one times following a change in control for Ms. Wright and Messrs. Lane, Cho and Folkmann and 1.25 times following a change in control for Mss. Brown and DeMontigny and Mr. Barrett) the sum of annual base salary and Bonus (as defined below). An additional one times (for Ms. Brown and Messrs. Lane and Cho) or one-half times (for Mss. Wright and DeMontigny and Messrs. Barrett and Folkmann) the sum of annual base salary and Bonus, is conditioned upon the executive’s agreement to provide post-termination consulting services and abide by restrictive covenants related to non-solicitation and confidentiality. In addition, in the event of a termination within two years following a change in control, or in the event of an executive’s death or disability, an executive will also receive a prorated Bonus for the year of termination. If the executive receives a performance-based annual bonus for the year of termination, such bonus is offset by the prorated bonus provided under the severance pay agreement. For each of the named executive officers, the amount shown in the table excludes payment of the bonus earned in the year of termination because the 2019 performance-based annual bonus actually earned exceeds the 2019 bonus payable under the severance pay agreement. “Bonus” for purposes of calculating the cash payments under the severance pay agreement is based on (i) for Mss. Brown and Wright and Messrs. Lane, Cho and Folkmann, the higher of the average of the last three performance-based annual bonuses or a percentage of base salary (60% for Mr. Lane, 50% for Mr. Cho and 45% for Mss. Brown and Wright and Mr. Folkmann), and (ii) for Ms. DeMontigny and Mr. Barrett, the higher of the average of the last three performance-based annual bonuses or the target performance-based annual bonus (based on the target in effect on the date of termination).

(B)

Fair market value at December 31, 2019 of shares subject to performance-based and service-based restricted stock units for which forfeiture restrictions would terminate. Includes the value of the 2017 performance-based restricted stock unit awards that vested in early 2020. The value realized upon the vesting of these awards is discussed in Note C to the “2019 Option Exercises and Stock Vested” table above. Any outstanding awards would immediately vest upon an executive’s involuntary termination (other than for cause), termination for “good reason”, death, disability or retirement during the three-year period following a change in control of Sempra Energy for the amounts listed under the “Change in Control” column and upon these events other than in connection with a change in control of Sempra Energy for the amounts listed under the “Unrelated to a Change in Control” column. Service-based restricted stock units would vest upon an executive’s death.

(C)

For Mr. Lane, the amount shown for termination accompanied by a change in control is the incremental actuarial value assuming that he had attained age 62, but reduced for applicable early retirement factors. For termination resulting from death, the $7,322,997 shown for Mr. Lane is the difference between the death benefit under the plan and the benefit that would have been payable in connection with a voluntary termination on December 31, 2019. For the other named executive officers, there is no difference between the death benefit and the benefit payable in connection with a voluntary termination.

(D)

Estimated value associated with continuation of health benefits for 12 months (18 months for Messrs. Lane and Cho and Ms. Brown) for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for 18 months (two years for Messrs. Lane and Cho and Ms. Brown) for termination in connection with a change in control.

(E)

Estimated value associated with continuation of financial planning services for 12 months (18 months for Messrs. Lane and Cho and Ms. Brown) for termination unrelated to a change in control, and 18 months (two years for Messrs. Lane and Cho and Ms. Brown) for termination in connection with a change in control.

(F)

Under the severance pay agreements, the change in control severance payments may be reduced to ensure that the total benefit falls below the Section 280G excise tax threshold. Such reduction will not apply if the executive’s net after-tax unreduced benefit would equal or exceed 105% of the net after-tax reduced benefit.

(G)

Mr. Chase separated from the California utilities effective April 2, 2019. In connection with this separation, the California utilities and Mr. Chase entered into a severance agreement and mutual release on April 19, 2019. Pursuant to the agreement, Mr. Chase received (i) a cash payment of $1,363,725 on September 27, 2019; (ii) a cash payment of $771,838 on April 30, 2019, approximately equal to the value of the service-based restricted stock units previously granted to Mr. Chase under Sempra Energy’s long-term incentive plans, which were forfeited upon his termination; (iii) premium payments made directly to Mr. Chase’s insurer to cover continued group health plan coverage through COBRA for up to 18 months; and (iv) up to $50,000 in outplacement services and up to $50,000 in financial advice planning services for 24 months, which amounts have been estimated as $45,000 and $30,000, respectively, based on expenditures incurred to date.

Executive officers who voluntarily terminate their employment (other than for “good reason”) or whose employment is terminated by the company for cause are not entitled to enhanced benefits. Executives may also be eligible for certain payments under the retirement or deferred compensation plans as described above under “Compensation Discussion and Analysis — Benefit Plans,” “Pension Benefits,” and “Nonqualified Deferred Compensation.”

Ratio of CEO to Median Employee Pay

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. In addition to our full-time workforce, our employee population includes a substantial percentage of part-time employees. Given the different methodologies that various public companies use to determine an estimate of their pay ratio and the differences in employee populations, the estimated ratio reported below should not be used as a basis for comparison between companies.

SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. In determining that it is still appropriate to use our 2017 median employee for this disclosure, we considered the changes to our employee population and compensation programs during 2018 and 2019, as well as the 2019 compensation of the median employee.

In 2017, we determined our median employee based on a definition of compensation that included 2017 base salary, target annual incentive award and overtime compensation. Our measurement date was December 31, 2017 for purposes of determining our employee population for the analysis. We used a valid statistical sampling methodology to provide a reasonable estimate of the median compensation for the employee population and identify employees who received compensation within plus or minus 1% of that value. Our 2017 median employee separated from service for our company prior to December 31, 2018. Pursuant to SEC rules, we substituted an employee with substantially similar compensation for purposes of determining the estimated ratio for 2018, and we used the same substitute median employee again for purposes of determining the estimated ratio for 2019.

To calculate the 2019 pay ratio, we calculated 2019 compensation for Mr. Lane and the median employee using the methodology used for the 2019 Summary Compensation Table plus health and welfare and other nondiscriminatory benefits, which are a key part of our total rewards program. Using this methodology, the 2019 total compensation of our median employee was $125,942 and the 2019 total compensation of our CEO was $4,247,721. For 2019, we estimate that the ratio of CEO pay to median employee pay was 34:1.

SECURITY HOLDERS SHARING AN ADDRESS

If you share an address with another shareholder, you may receive only one set of the Annual Shareholder Meeting materials (including this Information Statement, the accompanying Notice of Annual Shareholders Meeting and the 2019 Annual Report to Shareholders), unless you or the other shareholder have provided contrary instructions. If you wish to receive a separate set of these materials, please request the additional copy by contacting us in writing at 488 8th Avenue, San Diego, California 92101, Attention: Shareholder Services, or by phone at (877) 736-7727. A separate set of the materials will be sent promptly following receipt of your request. If you are a shareholder of record and wish to receive a separate set of Annual Shareholders Meeting materials in the future, or if you have received multiple sets of these materials and would like to receive only one set in the future, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, by writing to 6201 15th Avenue, Attn: Sempra Energy, Brooklyn, New York 11219 or by calling (877) 773-6772 (U.S. and Canada) or +1 (718) 921-8124 (International). If you are a beneficial owner of shares held by a bank, broker or other nominee and you wish to receive a separate set of materials in the future, or if you have received multiple sets of Annual Shareholders Meeting materials and would like to receive only one set in the future, please contact your bank, broker or nominee directly.

OTHER MATTERS

We are not aware of any item that may be voted on at the Annual Shareholders Meeting that is not described in this Information Statement, nor have we received notice of any such item by the deadline prescribed by Rule 14a-4(c)(1) under the Exchange Act.

This Information Statement and the accompanying Notice of Annual Shareholders Meeting are sent by order of the Board of Directors of Southern California Gas Company.

April R. Robinson

Corporate Secretary

Dated: April 21, 2020